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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SPX Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277
Telephone: (704) 752-4400
Facsimile: (704) 752-4405

March 24, 2010

Fellow Stockholders:

        You are cordially invited to attend the SPX Corporation Annual Meeting of Stockholders on May 6, 2010 at 8:00 a.m. (Eastern Time), at our corporate headquarters, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277.

        All stockholders of record at the close of business on March 17, 2010 are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to vote by telephone, mail, or over the internet as soon as possible.

        Along with the other members of your Board of Directors, I look forward to personally greeting those stockholders who attend this year's meeting. On behalf of the Board of Directors and our leadership team, I would like to express our appreciation for your continued interest in the business of SPX.

Sincerely,
Christopher J. Kearney Chairman, President and Chief Executive Officer
SPX Corporation
13515 Ballantyne Corporate Place Charlotte, North Carolina 28277

SPX Corporation

13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277

Notice of Annual Meeting of Stockholders

Thursday, May 6, 2010
8:00 a.m.
SPX Corporate Headquarters
13515 Ballantyne Corporate Place
Charlotte, NC 28277

        The principal business of the Annual Meeting will be to:

    1.
    Elect two directors for a three-year term;

    2.
    Ratify the appointment of Deloitte & Touche LLP as our independent public accountants for 2010; and

    3.
    Transact any other business as may properly come before the meeting or any adjournment thereof.

        You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record at the close of business on March 17, 2010. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

        This year, in order to help conserve natural resources and reduce our Annual Meeting expenses, we are electronically disseminating annual meeting materials as permitted under the "Notice and Access" rules approved by the Securities and Exchange Commission to a portion of our stockholders. Stockholders for whom Notice and Access applies will receive a Notice of Internet Availability of Proxy Materials containing convenient instructions on how to access Annual Meeting materials via the internet. The Notice also provides instructions on how to obtain paper copies if preferred.

By Order of the Board of Directors,
Kevin L. Lilly Senior Vice President, Secretary and General Counsel

Charlotte, North Carolina
March 24, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 6, 2010: The Notice of Annual Meeting, Proxy Statement and our 2009 Annual Report to Stockholders are available electronically at http://www.edocumentview.com/SPW.

SPX Corporation

Proxy Statement

QUESTIONS AND ANSWERS

Why am I receiving these materials?

        We are mailing or making available these materials to you because we are soliciting your proxy to vote your shares in connection with SPX's Annual Meeting, which will take place on May 6, 2010, or at any adjournments or postponements of this meeting. We are first mailing or making available to stockholders this proxy statement, our Annual Report to Stockholders for the year ended December 31, 2009, and related materials, on or about March 24, 2010.

Are the Proxy Materials available electronically?

        Our proxy statement and our fiscal 2009 Annual Report to Stockholders are also available at our website at http://www.spx.com. Additionally, and in accordance with Securities and Exchange Commission ("SEC") rules, you may access our proxy statement at http://www.edocumentview.com/SPW, which does not have "cookies" that identify visitors to the site.

Why did I receive in the mail a one-page Notice of Internet Availability of Proxy Materials rather than a full set of Proxy Materials?

        SEC rules allow companies to provide stockholders with access to Proxy Materials over the internet rather than mailing the materials to stockholders. Accordingly, to conserve natural resources and reduce costs, we are sending many of our stockholders a Notice of Internet Availability of Proxy Materials. The Notice provides instructions for accessing the Proxy Materials on the website referred to in the Notice or for requesting printed copies of the Proxy Materials. The Notice also provides instructions for requesting the delivery of the Proxy Materials for future annual meetings in printed form.

How can I attend the Annual Meeting?

        You may attend the Annual Meeting if you were an SPX stockholder as of the close of business on March 17, 2010 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. If you are a stockholder of record or hold your shares through the SPX 401(k) Plan, your name will be verified against the list of stockholders of record or plan participants on the record date prior to your being admitted to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you should provide proof of beneficial ownership on the record date, such as a recent account statement showing your ownership, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

What am I voting on?

        We are soliciting your vote on the:

  •
  Election of two directors for a three-year term; and

  •
  Ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for 2010.

Who is entitled to vote?

        Stockholders at the close of business on March 17, 2010 (the record date) are entitled to vote. On that date, there were 49,850,405 shares of SPX common stock outstanding.

How many votes do I have?

        Each share of SPX common stock that you own entitles you to one vote.

Can I vote in person at the Annual Meeting?

        Yes. If you were a stockholder of record on the record date, you can vote your shares of common stock in person at the Annual Meeting. If your shares are held through a broker, trustee or nominee, you may vote your shares in person only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm, trustee or bank authorizing you to vote the shares it holds for you in its name. If you attend the meeting and vote your shares by ballot, your vote at the meeting will revoke any vote you submitted previously over the internet, by telephone or by mail. Even if you currently plan to attend the meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

How do I vote if I don't attend the Annual Meeting?

        If you do not attend the Annual Meeting, or prefer to register your vote prior to the meeting, you may vote your shares in several ways. If your shares are held through a broker, trustee or nominee, you may vote your shares before the meeting over the internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card you received or, if you received a voting instruction form from your brokerage firm, bank, or other similar entity by mail, by completing, signing, and returning the form you received. You should check your voting instruction form to see if telephone or internet voting is available to you.

        If your shares are held in your name, you may vote your shares before the meeting over the internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card you received for that account.

        If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, this means you hold shares of our common stock in more than one account. You should complete, sign, date, and return each proxy card or vote all shares over the internet or by telephone for each of your accounts. If you vote over the internet or by telephone, you should not mail back any proxy card you received.

How does discretionary voting authority apply?

        If you sign, date and return your proxy card, your vote will be cast as you direct. If your proxy card does not indicate how you want to vote, you give authority to Christopher J. Kearney and Patrick J. O'Leary to vote on the items discussed in these Proxy Materials and any other matter that is properly brought at the Annual Meeting. In such a case, your vote will be cast FOR the election of the director nominees, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for 2010 and FOR or AGAINST any other properly raised matters at the discretion of Messrs. Kearney and O'Leary.

May I revoke my proxy?

        You may revoke your proxy in one of four ways at any time before it is exercised:

    1.
    Notify our Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy.

    2.
    Submit another proxy with a later date.

    3.
    Vote by telephone or internet after you have given your proxy.

    4.
    Vote in person at the Annual Meeting.

What constitutes a quorum?

        The presence, in person or by proxy, of the holders of one-third of the total number of shares of SPX stock issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or internet or if you attend the Annual Meeting.

        Abstentions are counted as "shares present" at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some of or all the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called "broker non-votes") are also considered "shares present" for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent public accountants, even if they do not receive voting instructions from you.

What vote is required to approve each proposal?

        Election of Directors:    A majority of votes cast at the Annual Meeting must approve the election of each director. A majority of votes cast means that the number of shares voted "for" a director must exceed the number of shares voted "against" that director. If you do not want to vote your shares for one or more of the nominees, you may indicate that in the space marked "abstain" on the proxy card or as prompted during telephone or internet voting, and your vote will not count either "for" or "against" the nominee. A broker non-vote is not considered as a share voted or having the power to vote and will not affect the outcome of the vote.

Unlike previous years, the New York Stock Exchange (the "NYSE") no longer considers the election of directors to be routine. Therefore, any broker holding shares for you will not have the ability to cast votes with respect to the election of directors unless they have received instructions from you. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to the election of directors is counted.

        Ratification of the Appointment of Independent Public Accountants:    Although we are not required to submit the appointment of our independent public accountants to a vote of stockholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of the appointment of Deloitte & Touche LLP as our independent public accountants requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting. An abstention will have the effect of a vote against the ratification of the appointment of Deloitte & Touche LLP as our independent public accountants since it is one less vote for approval.

        Approval of Other Proposals:    The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting is required to approve any other action that may properly come before the meeting. An abstention will have the effect of a vote against the applicable proposal since it is one less vote for approval. A broker non-vote is not considered as a share voted or having the power to vote and will not affect the outcome of the vote.

How do I submit a stockholder proposal?

        You must submit a proposal to be included in our proxy statement for the 2011 Annual Meeting no later than November 24, 2010. Your proposal must be in writing and comply with the proxy rules of the SEC. You should send your proposal to our Corporate Secretary at our address on the cover of this proxy statement.

        You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2011 Annual Meeting. We must receive this type of proposal in writing on or after December 7, 2010, but no later than January 6, 2011.

        As detailed in our by-laws, to bring a proposal other than the nomination of a director before an annual meeting, your notice of proposal must include: (1) a brief description of the business you want to bring before the meeting; (2) the reasons for conducting such business at the meeting; (3) your name and address as they appear on our stock records, as well as the name and address of any beneficial owner of the shares; (4) the class and number of shares of SPX stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (5) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (6) any material interest you or any beneficial owner may have in the business you want to bring before the meeting; (7) a description of all agreements, arrangements and understandings between you or any beneficial owner and any other persons (including their names) in connection with the proposal of the business; and (8) any other information regarding you or any beneficial owner that would be required under the SEC's proxy rules and regulations. You should send your proposal to our Corporate Secretary at our address on the cover of this proxy statement.

How do I recommend a director nominee?

        If you wish to recommend a nominee for director for the 2011 Annual Meeting, our Corporate Secretary must receive your written nomination on or before January 6, 2011. You should submit your proposal to our Corporate Secretary at our address on the cover of this proxy statement. As detailed in our by-laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (1) your name and address, as well as the name and address of any beneficial owner of the shares, and the name and address of the nominee; (2) the class and number of shares of SPX stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (4) a statement that you are a record holder of SPX shares entitled to vote at the meeting and that you plan to appear in person or by proxy at the meeting to make the nomination; (5) a description of all arrangements or understandings between you and any other persons pursuant to which you are making the nomination; (6) any other information regarding you, any beneficial owner, or the nominee that the rules of the SEC require to be included in a proxy statement; (7) the nominee's agreement to serve as a director if elected; and (8) a statement as to whether each nominee, if elected, intends to tender, promptly following his or her election or re-election, an irrevocable resignation effective upon his or her failure to receive the required vote for re-election at the next meeting at which he or she would face re-election and the acceptance of such resignation by the Board of Directors, in accordance with our Corporate Governance Guidelines. In addition, any director nominee must provide information we may reasonably request in order for us to determine the eligibility of such nominee to serve as an independent director.

Who pays to prepare, mail and solicit the proxies?

        We will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the Proxy Materials to the beneficial owners of SPX common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing Proxy Materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated. We have retained Georgeson Inc. to assist us in soliciting your proxy and will pay them an estimated fee of $7,000 plus reasonable out-of-pocket expenses. Georgeson will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of SPX common stock. If so, we will supply them with additional copies of the Proxy Materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the Proxy Materials to the beneficial owners of SPX common stock.

ELECTION OF DIRECTORS

        Seven directors currently serve on our Board of Directors. The directors are divided into three classes. There are currently two directors in the first class, three directors in the second class, and two directors in the third class. At this Annual Meeting, you will be asked to elect two directors for the first class. Five directors will continue to serve on the Board of Directors as described below.

        Each of Dr. Fitzpatrick and Mr. Koch are current SPX directors. Each, if elected, will serve for a term of three years, until a qualified successor director has been elected, or until he resigns, retires or is removed by the stockholders for cause. Each nominee has agreed to tender, promptly following his election or re-election, an irrevocable resignation effective upon his failure to receive the required vote for re-election at the next meeting at which he would face re-election and the acceptance of such resignation by the Board of Directors, in accordance with our Corporate Governance Guidelines.

        Your shares will be voted as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of Dr. Fitzpatrick and Mr. Koch. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for either of the nominees, your shares will be voted FOR that other person. The Board of Directors does not anticipate that either of the nominees will be unable to serve. The nominees and continuing directors have provided the following information about themselves.

Nominees to Serve Until 2013 Annual Meeting

J. Michael Fitzpatrick, 63, has been Chairman and Chief Executive Officer of Citadel Plastics Holdings, Inc., a portfolio company of Wind Point Partners, since March 2007. Citadel Plastics acquires and manages companies in the plastics compounding industry. He has been an Executive Advisory Partner of Wind Point Partners, a middle market private equity firm, since 2005. He was also President and Chief Operating Officer of Rohm and Haas Company, an industry-leading specialty materials company, which invents, develops, and manufactures products for the personal care, grocery, automotive, building and construction and electronics industries, from 1999 until his retirement in 2005. He joined Rohm and Haas Company in 1975, and served in various research and development and management positions until his appointment as President and Chief Operating Officer. Dr. Fitzpatrick was Vice-Chairman, an executive position, of Carpenter Technology from February 2006 to October 2006. Dr. Fitzpatrick is a director of McCormick and Company, Inc. Within the past five years, Dr. Fitzpatrick has also been a director of Carpenter Technology Corporation. Dr. Fitzpatrick has been a director of SPX since 2007.

Dr. Fitzpatrick brings a strong background in operations to our company. In addition, his strategic and financial perspective, as well as his long involvement with research and development management and initiatives, adds value to his service on our Board.

Albert A. Koch, 67, is Vice Chairman and Managing Director with AlixPartners, LLP, an international corporate turnaround and financial advisory firm. Mr. Koch joined AlixPartners in 1995 as Managing Principal. In connection with his work at AlixPartners, he also currently serves as President and CEO of Motors Liquidation Company (formerly General Motors Corporation) and also as President and CEO of Handleman Company. Other AlixPartners assignments include Mr. Koch serving as Chairman of Polar Corporation, a privately owned company, since 2004, and also as its CEO from 2004 until 2007. Before that in 2004 and 2005, Mr. Koch was the Chairman, interim President and CEO at Champion Enterprises, Inc., and in 2002 and 2003, Mr. Koch served as interim CFO of the Kmart Corporation. Mr. Koch also was a partner with Ernst & Young for 14 years, including 7 years as Managing Partner of the firm's Detroit office. Mr. Koch is a director and Treasurer of the American College of Bankruptcy. Within the past five years, Mr. Koch has also been a director of Tecumseh Products Company. Mr. Koch has been a director of SPX since 2007.
Mr. Koch was appointed Chief Restructuring Officer of General Motors Corporation two days prior to its filing under Chapter 11 of the U.S. Bankruptcy Code.

Mr. Koch contributes an extensive understanding of finance and accounting to our Board. Mr. Koch also brings a unique skill set of effectively managing and advising corporations facing crises, and the related perspective of understanding risks to which even healthy companies are exposed.

Directors Continuing Until 2012 Annual Meeting

Christopher J. Kearney, 54, is Chairman, President and Chief Executive Officer of SPX. He was named President and Chief Executive Officer in December 2004, and added the title of Chairman in May 2007. He joined the company in February 1997 as Vice President, Secretary and General Counsel and an officer of the company. Prior to joining SPX, he was Senior Vice President and General Counsel of Grimes Aerospace Company, a leading manufacturer of aircraft lighting equipment, engine system components and electronic systems. His business experience also includes positions at Borg-Warner Chemicals as Senior Attorney and Senior Counsel at General Electric's global materials business. Mr. Kearney holds an undergraduate degree from the University of Notre Dame and a law degree from DePaul University Law School. Mr. Kearney is a Member of the Advisory Council for University Libraries, University of Notre Dame, and serves on the Board of Directors of the Foundation for the Carolinas. Mr. Kearney is a director of Nucor Corporation. Mr. Kearney has been a director of SPX since 2004.

Mr. Kearney brings valuable business and mergers and acquisitions experience and a strong legal perspective to our Board. Mr. Kearney, as the only member of SPX management to serve on the Board, also contributes a level of understanding of our company not easily attainable by an outside director.

Martha B. Wyrsch, 52, has been President of Vestas-Americas, an affiliate of Vestas Wind Systems NS since June 2009. From January 2007 until October 2008, Ms. Wyrsch was the President and Chief Executive Officer of Spectra Energy Transmission, LLC, Spectra Energy Corporation's natural gas transmission and storage business in the United States and Canada, as well as the gathering, processing and distribution businesses in Canada. She served on the board of directors for Spectra Energy Corporation and as chair of its two publicly traded partnerships, Spectra Energy Partners, L.P. and Spectra Energy Income Fund. Ms. Wyrsch joined Duke Energy Corporation in 1999, where she served in various legal positions. She was group vice president and general counsel, and was named president of Duke Energy Gas Transmission in 2005. Previously, Ms. Wyrsch was vice president, general counsel and secretary for KN Energy, Inc. Ms. Wyrsch is a member of the National Infrastructure Advisory Council and a director of the American Wind Energy Association. Within the past five years, Ms. Wyrsch has also served as Chairman of Westcoast Energy Inc., Spectra Energy Partners GP, LLC, a General Partner of Spectra Energy Partners, LP, Chairman of Union Gas Ltd., and a director of Spectra Energy Facilities LP and Greater Houston Partnership, Union Gas Ltd., Spectra Energy Corp., and Spectra Energy Partners GP LLC. Ms. Wyrsch has been a director of SPX since 2009.

Ms. Wyrsch contributes to our Board the skills and experience gained from her years of serving in various senior legal and corporate governance capacities. Ms. Wyrsch also has a wide general business experience from serving in senior business roles at energy companies. Of particular value is Ms. Wyrsch's broad experience with energy infrastructure companies and her insight into global manufacturing.

Directors Continuing Until 2011 Annual Meeting

J. Kermit Campbell, 71, is the former Chairman, President and Chief Executive Officer of Herman Miller, Inc., a designer and manufacturer of office furniture. Since leaving Herman Miller, Inc. in 1995, Mr. Campbell has invested in a number of ventures, including United Power Line Contractors, Bering Truck Corporation, Black Star Farms, Advanced Information Systems, United Shield International, PassAlong Networks and CORE Energy Co. Mr. Campbell is an honorary Trustee and past Chairman of the Board of Hope College, a Trustee of the Northwestern Michigan College Foundation, a Trustee of Eagle Village and a Charitable Trustee and President of Traverse Symphony Orchestra. Within the past five years, Mr. Campbell has also been Chairman of Bering Truck Corporation and a director of Irwin Union Bank, Tennessee Pacific, and PassAlong Networks. Mr. Campbell has been a director of SPX since 1993.

Mr. Campbell is our longest-serving Board member. Since joining our Board in 1993, Mr. Campbell has consistently applied the operational, financial, and strategic experience garnered from his career, as well as involvement in a number of other business interests. In addition to the qualifications, attributes and skills Mr. Campbell initially brought to our Board, he now offers the perspective, institutional knowledge, and deep understanding of our business accumulated over his more than 15 years on the SPX Board.

Emerson U. Fullwood, 62, is the retired Corporate Vice President of Xerox Corporation, a position to which he was named in 1996. In 2004 he assumed the role and responsibilities of Executive Chief of Staff and Marketing Officer for Xerox North America. Previous positions held by Mr. Fullwood at Xerox were President of the Xerox Worldwide Channels Group, President of Latin America, Executive Chief Staff Officer of Developing Markets and President of Worldwide Customer Services. Previously, Mr. Fullwood held several executive and general management leadership positions with Xerox. Mr. Fullwood serves as a director of Vanguard Group, Vanguard Funds and Amerigroup Corporation, as well as the United Way of Rochester, the Rochester Boy Scouts of America, Monroe Community College Foundation, the Urban League and Colgate Rochester Crozier Divinity School. Mr. Fullwood has been a director of SPX since 1998 and was a director of General Signal Corporation prior to our acquisition of that company in 1998.

Mr. Fullwood is our second longest-serving Board member and offers the perspective and deep understanding of our business accumulated over years of service on our Board. Mr. Fullwood has extensive and varied experience, gained in senior positions held over his many years of service with Xerox Corporation. Of particular value is his experience and perspective in marketing, including experience gained as Executive Chief of Staff and Marketing Officer for Xerox North America.

Michael J. Mancuso, 67, has been Vice President and Chief Financial Officer of Computer Sciences Corporation, a provider of information technology and business process outsourcing and information technology and professional services, since December 2008. He was previously Senior Vice President and Chief Financial Officer of General Dynamics Corporation, until May 2006. He joined General Dynamics in 1993 as Vice President and Chief Financial Officer for General Dynamics Land Systems, Inc., and was promoted to Vice President and Chief Financial Officer in 1994. Before joining General Dynamics, Mr. Mancuso spent seven years with United Technologies. His background also includes 21 years with General Electric. Mr. Mancuso is a director of the Shaw Group Inc. Within the past five years, Mr. Mancuso has also been a director of Agere Systems, Inc., CACI International, Inc., and LSI Logic Corporation. Mr. Mancuso has been a director of SPX since 2005.

Mr. Mancuso contributes a strong understanding of finance and accounting to our Board. In addition, Mr. Mancuso provides insights on managing a rapidly growing company, garnered from his years at General Dynamics, and brings a broad business and operations perspective, gained in part during his 21 years with General Electric and from his operations management responsibility for General Dynamics' Resources group in aggregates and coal. Finally, Mr. Mancuso's knowledge stemming from his corporate-wide responsibilities for IT systems at General Dynamics, as well as his experience as CFO of CSC, is valuable when considering IT issues and initiatives.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        As part of its ongoing commitment to good corporate governance, the Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines. These guidelines assist the Board of Directors in the exercise of its responsibilities and may be amended by the Board of Directors from time to time. Our Corporate Governance Guidelines comply with the applicable requirements of the listing standards of the NYSE, and are available on our website (www.spx.com) under the heading Investor Relations—Corporate Governance.

Code of Business Conduct

        We have adopted a Code of Business Conduct that applies to all our directors, officers and employees, including our CEO and senior financial and accounting officers. Our Code of Business Conduct requires that all our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our, and our stockholders', best interest. In addition, our Code of Business Conduct acknowledges special ethical obligations for financial reporting. The Code of Business Conduct meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE and the requirement of a "Code of Ethics" as defined in the rules of the SEC. We maintain a current copy of our Code of Business Conduct, and will promptly post any amendments to or waivers of our Code of Business Conduct that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website (www.spx.com) under the heading Investor Relations—Corporate Governance—Commitment to Compliance.

Director Independence

        Our Corporate Governance Guidelines state that a substantial majority of the Board of Directors will consist of directors who meet the independence requirements of the listing standards of the NYSE. Accordingly, on an annual basis, our Board of Directors reviews whether each of our directors is independent. The Board of Directors has adopted categorical Independence Standards to help guide it in this process. Our Independence Standards are available on our website (www.spx.com), under the heading Investor Relations—Corporate Governance. Members of the Audit Committee, Compensation Committee and Nominating and Governance Committee must meet all applicable independence tests of the NYSE and SEC. Based on its most recent annual review, the Board of Directors has concluded that each of our non-employee directors and director nominees, Messrs. Campbell, Fullwood, Mancuso, Fitzpatrick and Koch, and Ms. Wyrsch, are independent as defined in our Independence Standards and the listing standards of the NYSE.

        The non-employee members of the Board of Directors meet in executive session without management at least six times per year. In addition, the non-employee members of the Board of Directors meet in executive session with the CEO on a regular basis. Meetings of non-employee directors are chaired by the Lead Director. Mr. Campbell is our current Lead Director.

Charitable Contributions

        It is the policy of the Board of Directors that no officer or director shall solicit contributions for charities from other officers or directors or directly from SPX if the director or officer soliciting the contributions personally controls the charity. In addition, no officer or director shall solicit contributions from other officers or directors for charities controlled by SPX.

        From time to time, SPX may make contributions to charitable organizations for which a member of our Board of Directors or one of our executive officers serves as a director or officer. In the past three fiscal years, however, the amount of any of these contributions in any single fiscal year has not exceeded the greater of (a) $1 million or (b) 2% of the charitable organization's consolidated gross revenues.

Risk Oversight

        The full Board exercises risk oversight at SPX. Committees are designated to take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements, the Compensation Committee is primarily responsible for risk oversight relating to executive compensation, and the Nominating and Governance Committee is primarily responsible for risk oversight relating to corporate governance. Committees report to the Board on risk management matters.

        Management presents to the full Board its view of the top risks facing SPX in a dedicated "enterprise risk management" presentation at least once a year. Matters such as risk appetite and management of risk are also discussed at this meeting. In addition, risk is explicitly addressed in a wide range of Board discussions, including those relating to Segment or business unit activities, specific corporate functions (such as treasury, intellectual property, tax, capital allocation, etc.), and consideration of extraordinary transactions. As part of these discussions, our directors ask questions, offer insights, and challenge management to continually improve its risk assessment and management. The Board has full access to management, as well as the ability to engage advisors, in order to assist it in its risk oversight role.

Communications with Directors

        Interested parties may communicate with any of our non-employee directors by writing to the director in care of our Corporate Secretary at our address shown on the cover of this proxy statement. In accordance with the policy adopted by our non-employee directors, our Corporate Secretary will promptly relay to the addressee all communications that he determines require prompt attention by a non-employee director and will regularly provide the non-employee directors with a summary of all substantive communications.

Board Qualifications and Diversity

        The Nominating and Governance Committee selects individuals as director nominees based on their business and professional accomplishments, integrity, demonstrated ability to make independent analytical inquiries, ability to understand our business, absence of conflicts of interest, and willingness to devote the necessary time to Board duties. Neither the Board nor the Nominating and Governance Committee has set minimum requirements with respect to age, education or years of business experience or set specific required skill sets for directors, but the Committee requires that each director has a proven record of success and leadership. The Nominating and Governance Committee seeks to structure the Board of Directors such that it consists of a diverse group of individuals, each with a unique combination of skills, experience, and background. The Committee has no set diversity policy or targets, but will place appropriate emphasis on certain skills, experience, or background that it determines add or would add value to our Board. Knowledge of our industry and strategic perspective, as well as accounting expertise and experience on other Boards are examples of attributes that our Board and the Nominating and Governance Committee consider to be key. The Nominating and Governance Committee also considers effective interaction among Board members and between the Board of Directors and management to be crucial factors in considering individuals for nomination.

        We believe that each director brings a wealth of experience, talent, and diverse perspective that, individually and in the aggregate, adds value to our company. As our Corporate Governance Guidelines state, our Nominating and Governance Committee, and ultimately our Board, selects individuals as director nominees based on the totality of their business and professional accomplishments, integrity, demonstrated ability to make independent analytical inquiries, ability to understand our business, absence of conflicts of interest and willingness to devote the necessary time to Board duties. For a better understanding of the qualifications of each of our directors, we encourage you to read their biographies, beginning on p. 6 of this proxy, as well as other publicly available documents discussing their careers and experiences.

Director Nominees

        The Nominating and Governance Committee is responsible for proposing director nominees and will consider director nominee recommendations offered by stockholders in accordance with our by-laws.

        At such times as the Board of Directors and the Nominating and Governance Committee determine there is a need to add or replace a director, the Nominating and Governance Committee identifies director candidates through references by its members, other directors, management, or outside search firms, if appropriate.

        In considering individuals for nomination, the Nominating and Governance Committee consults with our CEO. A director's qualifications in meeting the criteria discuss above under "Board Qualifications and Diversity" are considered at least each time the director is re-nominated for Board membership. The Committee applies the same process and standards to the evaluation of each potential director nominee, regardless of whether he or she is recommended by one or more stockholders or is identified by some other method.

        Once the Nominating and Governance Committee identifies a director candidate, directors and members of management interview the candidate. Following that process, the Nominating and Governance Committee and the Board of Directors determine whether to nominate the candidate for election at an annual meeting of stockholders or, if applicable, to appoint the candidate as a director. Any such nomination or appointment is subject to acceptance by the candidate. Our by-laws require that any director appointed to the Board of Directors other than at an annual meeting of stockholders is submitted for approval at the next annual meeting.

        If you wish to recommend a nominee for director for the 2011 Annual Meeting, our Corporate Secretary must receive your written nomination on or before January 6, 2011. You should submit your proposal to our Corporate Secretary at our address on the cover of this proxy statement. As detailed in our by-laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (1) your name and address, as well as the name and address of any beneficial owner of the shares, and the name and address of the nominee; (2) the class and number of shares of SPX stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (4) a statement that you are a record holder of SPX shares entitled to vote at the meeting and that you plan to appear in person or by proxy at the meeting to make the nomination; (5) a description of all arrangements or understandings between you and any other persons pursuant to which you are making the nomination; (6) any other information regarding you, any beneficial owner, or the nominee that the rules of the SEC require to be included in a proxy statement; (7) the nominee's agreement to serve as a director if elected; and (8) a statement as to whether each nominee, if elected, intends to tender, promptly following his or her election or re-election, an irrevocable resignation effective upon his or her failure to receive the required vote for re-election at the next meeting at which he or she would face re-election and the acceptance of such resignation by the Board of Directors, in accordance with our Corporate Governance Guidelines. In addition, any director nominee must provide information we may reasonably request in order for us to determine the eligibility of such nominee to serve as an independent director.

Director Election

        In uncontested elections, we elect directors by majority vote. Under this majority vote standard, each director must be elected by a majority of the votes cast with respect to that director, meaning that the number of shares voted "for" a director exceeds the number of shares voted "against" that director. In a contested election, directors are elected by a plurality of the votes represented in person or by proxy at the meeting. An election is contested if the number of nominees exceeds the number of directors to be elected. Whether or not an election is contested is determined ten days in advance of the date we file our definitive proxy statement with the SEC. This year's election is uncontested. Accordingly, the majority vote standard will apply.

        If a nominee already serving as a director were not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a "holdover director" until his or her successor is elected. Our Nominating and Governance Committee, however, has established procedures requiring directors to tender to the Board advance resignations to address this issue. These procedures are set forth in our Corporate Governance Guidelines and provide that the Board will nominate for election or re-election as a director only candidates who agree to tender, promptly following each annual meeting of stockholders at which they are elected or re-elected as a director, irrevocable resignations that will be effective only if (1) the director fails to receive a sufficient number of votes for re-election at the next annual meeting of stockholders at which he or she faces re-election and (2) the Board accepts the resignation. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this provision.

        In the event a resignation is triggered as a result of a director not receiving a majority vote, the Nominating and Governance Committee will consider the resignation and make a recommendation to the Board on whether to accept or reject it, or whether other action should be taken. The Board will consider the Committee's recommendation and publicly disclose its decision and the rationale behind it in a Current Report on Form 8-K filed with the SEC within 90 days from the date of the certification of the election results. At the 2009 Annual Meeting, each director received a majority of the votes cast for his or her election.

Attendance at Annual Meeting

        It is our policy to invite all the members of our Board of Directors to attend our Annual Meeting. While their attendance is not required, each of our directors attended our last Annual Meeting. We expect all our directors to attend the 2010 Annual Meeting.

Compensation Advisor

        Our Compensation Committee has directly engaged with an individual, employed by Towers Watson Worldwide ("Towers Watson"), as its outside compensation advisor. The outside compensation advisor provides no services to our company other than advice to and services for the Compensation Committee and the Nominating and Governance Committee relating to compensation of our executives and directors.

        The outside compensation advisor:

  •
  provides competitive market data on compensation amounts and structure;

  •
  presents recommendations on compensation amounts and structure for all executive officers and directors;

  •
  reviews and comments on management's recommendations relating to executive officer compensation;

  •
  recommends the list of peer companies against which we benchmark our executive officer and director compensation for approval by the Compensation Committee;

  •
  reviews proxy statement disclosures; and

  •
  advises the committees on regulatory, best practice, and other developments in the area of executive and director compensation.

Fees incurred in 2009 for advice to and services for the Compensation Committee and the Nominating and Governance Committee relating to compensation of our executive officers and directors were $366,000.

        The outside compensation advisor typically collaborates with management, including our human resources function, to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the relevant Committee.

        The Compensation Committee has determined that the outside compensation advisor provides objective and competent advice, and has adopted protocols to help ensure objectivity, including:

  •
  The advisor reports directly to the Compensation Committee or, in the case of matters relating to director compensation, to the Nominating and Governance Committee;

  •
  Only the Compensation Committee or the Nominating and Governance Committee has the authority to retain or terminate the advisor;

  •
  The advisor meets as needed with committee members, without the presence of management; and

  •
  The advisor is not the client relationship manager for our company.

        Towers Watson provides services to our company including advice relating to non-executive officer compensation, retirement and pension plan administration and actuarial work, healthcare strategy and pricing, due diligence and integration in connection with mergers and acquisitions, technology solutions and survey data services. Fees incurred in 2009 for additional services provided by Towers Watson were $7,685,000.

        Towers Watson may provide other consulting services to the Company, with periodic updates being given to the Compensation Committee. Advance notification is required for any matters within the scope of the advisor's role that (i) may be considered material to the Compensation Committee or (ii) exceed a de minimis amount. Advance notification is also required for any additional engagements with Towers Watson involving projected fees annually at or above a set percentage of the previous year's cumulative billing. Management may recommend that Towers Watson provide any additional services. The Compensation Committee reviews Towers Watson services and related fees on an annual basis.

Related-Party Transactions

        Pursuant to its charter and a written related-party policy, the Audit Committee is charged with reviewing and approving any related-party transactions. A related-party transaction is a transaction involving SPX and any of the following persons: a director, director nominee or executive officer of SPX; a holder of more than 5% of SPX common stock; or an immediate family member or person sharing the household of any of these persons. When considering a transaction, the Audit Committee is required to review all relevant factors, including whether the transaction is in the best interest of our company, our company's rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to our company as would be the case were the transaction entered into with a third party, potential for an actual or apparent conflict of interest, and the extent of the related party's interest in the transaction. Our legal staff is primarily responsible for the development and implementation of procedures and controls to obtain information from our directors and officers relating to related-party transactions and then determining, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction. Currently, the only related-party transactions requiring disclosure are the interest-free loans made in 2001 to Messrs. Kearney, O'Leary and Foreman, as described in "Compensation Discussion and Analysis—2009 Compensation—Other Benefits and Perquisites," beginning on p. 33.

        In the course of the Board of Directors' determination regarding the independence of each of the non-employee directors, the Audit Committee considered the following transactions, relationships or arrangements. Each of Mr. Koch, Dr. Fitzpatrick, Mr. Mancuso, Mr. Fullwood and Ms. Wyrsch is or within the last three years has been a director, officer, or beneficial owner, of a company that conducts business with SPX. In each case, the Audit Committee determined that the amount of sales to or purchases from the respective company was below the greater of $1 million or two percent of the annual revenue of each of the other companies and SPX, and that the transactions otherwise were not directly influenced by and did not redound significantly to the benefit of the relevant SPX director. In addition, the Audit Committee determined that none of these transactions presented an actual or apparent conflict of interest or adversely affected the director's independence. No member of our Board or management was aware of any relevant transactions other than those described in this section.

Board Leadership Structure

        Our Board has no fixed policy or position on whether the roles of Chairman and Chief Executive should be separate or combined, but rather makes leadership structure decisions such as this in consideration of then-current circumstances. Currently, Christopher J. Kearney is our CEO and President, and the Chairman of our Board. J. Kermit Campbell, a longtime member of our Board, is our Lead Director. The Lead Director is elected by and from the independent directors and has clearly delineated duties. These duties, as set forth in our Corporate Governance Guidelines, include acting as principal liaison between the independent directors and the Chairman and Chief Executive Officer, chairing meetings of independent directors, developing the Board's agendas in collaboration with the Chairman and Chief Executive Officer, and reviewing and advising on the quality of the information provided to the Board.

        We believe the leadership structure outlined above is the best for our company and our stockholders at this time for a number of reasons. The balance between our Chairman and our Lead Director has resulted in efficient leadership, and both Mr. Kearney and Mr. Campbell have effectively handled their roles. Furthermore, having a single leader for both the company and the Board minimizes the potential for confusion or duplication of efforts, and provides clear leadership and accountability for our company. We believe there is good communication between management and non-employee directors, and that our outside directors are able to carry out their oversight responsibilities effectively.

        The Lead Director's involvement in setting Board agendas and reviewing and commenting on information provided to the Board helps ensure an adequate flow of information to the Board. In addition, the small size of our Board and the relationship between management and non-employee directors put each director in a position to influence agendas, flow of information, and other matters. Our non-employee directors meet regularly in private session, without management, as part of our Board meetings and can also call additional meetings of the non-employee directors at their discretion.

Board Committees

        The Board of Directors met seven times during 2009. The Board of Directors currently has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. Each director attended at least 75% of the meetings of the Board of Directors and of the committees on which he or she served during the period for which he or she served in 2009. Each committee has adopted a charter that specifies the composition and responsibilities of the committee. Each committee charter is posted on our website (www.spx.com) under the heading Investor Relations—Corporate Governance.

Audit Committee
Meetings in 2009:	Seven
Members:	Michael J. Mancuso, Chairman J. Kermit Campbell Emerson U. Fullwood Albert A. Koch

The Board of Directors has determined that each member of the Audit Committee is independent in accordance with our Audit Committee charter and our Corporate Governance Guidelines and Independence Standards, as well as the rules of the SEC and the listing standards of the NYSE. In addition, the Board of Directors has determined that each member of the Committee has a working familiarity with basic finance and accounting practices, including the ability to read and understand financial statements. Finally, the Board of Directors has determined that Mr. Mancuso is an "audit committee financial expert" under the rules of the SEC and has accounting and/or related financial management expertise, as required by the listing standards of the NYSE.
Function:
The Audit Committee is responsible for ensuring the integrity of the financial information reported by our company. The Committee appoints the independent auditors, approves the scope of audits performed by them and by the internal audit staff, and reviews the results of those audits. The Committee also meets with management, the independent auditors and the internal audit staff to review audit and non-audit results, as well as financial, accounting and internal control matters. Additional information on the Committee and its activities is set forth in the Audit Committee Report on p. 61.

Compensation Committee
Meetings in 2009:	Seven
Members:	J. Kermit Campbell, Chairman Emerson U. Fullwood Albert A. Koch J. Michael Fitzpatrick (appointed effective February 20, 2009) Sarah R. Coffin (resigned effective February 20, 2009)

The Board of Directors has determined that each member of the Compensation Committee is independent in accordance with our Compensation Committee charter, Corporate Governance Guidelines and Independence Standards, as well as the rules of the SEC and the listing standards of the NYSE. In addition, the Board of Directors has determined that the Committee meets the "outside director" and "non-employee director" requirements as defined, respectively, under Section 162(m) of the Internal Revenue Code and Section 16 under the Securities Exchange Act of 1934, as amended.
Function:
The Committee sets the compensation program for our executive officers, including executive employment agreements, restricted stock and restricted stock unit grants and other awards. The Committee receives input regarding compensation for all officers including proposed compensation, from its outside compensation advisor, as well as from our CEO for his direct reports. The Committee has delegated to our CEO the authority to issue up to an aggregate of 75,000 restricted shares or restricted stock units annually to persons other than Section 16 officers.

The Committee has the authority under its charter to retain, terminate and set fees and retention terms for such compensation advisors or other outside advisors as it deems necessary or appropriate in its sole discretion. The Committee reviews outside advisors and consultants on at least an annual basis to determine objectivity and review performance, including a review of the total fees paid to such advisors or consultants. The Committee has retained an individual employed by Towers Watson as its outside compensation advisor.

The Committee, together with the management-led Retirement and Welfare Plan Administrative Committee, exercises oversight over the investment performance and allocation, actuarial assumptions and funding practices of our pension, healthcare and defined contribution plans.

Additional information on the Committee, its activities, its relationship with its outside compensation advisor and management's role in setting compensation is set forth in "Compensation Discussion and Analysis," beginning on p. 25, and "Corporate Governance—Compensation Advisor," beginning on p. 14.

Nominating and Governance Committee
Meetings in 2009:	Five
Members:	Emerson U. Fullwood, Chairman J. Kermit Campbell Martha B. Wyrsch (appointed effective April 22, 2009) J. Michael Fitzpatrick (resigned effective April 22, 2009)

The Board of Directors has determined that each member of the Nominating and Governance Committee is independent in accordance with our Nominating and Governance Committee charter, Corporate Governance Guidelines and Independence Standards, as well as the rules of the SEC and the listing standards of the NYSE.
Function:
The Committee assists the Board of Directors in identifying qualified individuals to become Board members and recommending to the Board of Directors the director nominees; develops and recommends to the Board of Directors our Corporate Governance Guidelines; leads the Board of Directors in its annual review of the Board of Director's performance; makes recommendations to the Board of Directors regarding the compensation of non-employee directors; and makes recommendations to the Board of Directors with respect to the assignment of individual directors to various committees. The Committee also approves awards under the 2006 Non-Employee Directors' Stock Incentive Plan, subject to approval by the Board of Directors.

DIRECTOR COMPENSATION

        Directors who are SPX employees receive no compensation for their services as directors. We compensate non-employee directors under the SPX Corporation 1997 Non-Employee Directors' Compensation Plan (the "1997 Directors' Plan") and the SPX Corporation 2006 Non-Employee Directors' Stock Incentive Plan (the "2006 Directors' Plan").

Cash and Equity Compensation

        We compensate our non-employee directors using a combination of cash and equity. The Nominating and Governance Committee reviews non-employee director compensation from time to time.

        The annual retainer for non-employee directors for 2009 remained at $75,000. No additional compensation was awarded for service as a member of any committee, service as chair of any committee or attendance at meetings. Our Lead Director received additional 2009 compensation for that role in the amount of $25,000. Mr. Kearney is our Chairman, and receives no additional compensation for his service in that role.

        In addition to a cash retainer, each non-employee director receives equity awards. Each of the Nominating and Governance Committee and the Board of Directors believes that awarding equity grants subject to performance vesting helps ensure that our directors will continue to focus on improving both short-term and long-term stockholder value. Each director receives annual grants of 2,500 shares of restricted stock under the 2006 Directors' Plan. The restricted stock shares have a three-year vesting period based on SPX stockholder return versus the S&P 500. On each vesting date, we compare SPX stockholder return to the performance of the S&P 500 for the prior year and for the cumulative period since the date of the grant. If SPX outperforms the S&P 500 for the prior year, the one-third portion of the grant associated with that year will vest. If SPX outperforms the S&P 500 for the cumulative period, any unvested portion of the grant that was subject to vesting on or prior to the vesting date will vest. Shares of restricted stock that do not vest within the three-year vesting period in accordance with these performance requirements are forfeited. Directors receive dividends on the unvested portion of their restricted stock. Each of the third tranche of 2007, the second tranche of 2008, and the first tranche of 2009 restricted stock grants vested at the beginning of 2010 as a result of SPX's total stockholder return exceeding that of the S&P 500 index during 2009. The first tranche of the 2008 restricted stock grants did not vest in 2009, due to SPX's total stockholder return not exceeding the performance of the S&P 500 index during 2008. That tranche also did not vest in 2010, due to SPX's total stockholder return not exceeding the performance of the S&P 500 index for the cumulative period since the grant date.

        The method by which dividends are paid was changed beginning with the 2010 grant of restricted stock. If cash dividends are paid with respect to any shares of restricted stock, they will be deposited in the director's name in an escrow or similar account maintained by SPX Corporation for that purpose. Further, the dividends will be subject to the same time and performance restriction as the shares of restricted stock to which they relate, and are payable only after the date the related shares of restricted stock vest. Dividends will be forfeited if the restricted stock on which those dividends were paid is forfeited.

Deferred Compensation Program for Non-Employee Directors

        The 1997 Directors' Plan provides that each non-employee director may defer up to 100% of his or her annual retainer. Our Lead Director may also defer up to 100% of the Lead Director payment. Amounts so deferred may be invested through a grantor trust in the form of share units or money credits deposited in one or more funds offered by the plan's trustee. The interest rate earned on the money credits is not above-market or preferential. We distribute amounts deferred pursuant to this program to each non-employee director in a lump sum payment at the earlier of age 70 or termination of his or her service as a director of SPX.

Other

        The SPX Foundation (the "Foundation") will make matching donations for qualified charitable contributions for any employee or non-employee director up to a total of $20,000 per annum.

Stock Ownership Guidelines

        Non-employee director stock ownership guidelines are three times the annual retainer. Each director is requested to attain the desired level of ownership within five years of the later of the date of appointment as a director or December 2006, the date the stock ownership guidelines were last increased. Each current director other than Ms. Wyrsch met the minimum stock ownership guidelines as of March 17, 2010. Ms. Wyrsch has been a director of our company for less than five years, and thus is not currently required to meet the stock ownership guidelines.

Director Compensation Table

        The following table summarizes the compensation of our directors who served during 2009. Mr. Kearney, our Chairman, President and CEO, receives no compensation in connection with his service as a director and, accordingly, is omitted from this table.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)

J. Kermit Campbell	$100,000	$86,549	$0	N/A	$186,549

Sarah R. Coffin (4)	$12,500	$86,549	$0	N/A	$99,049

J. Michael Fitzpatrick	$75,000	$86,549	N/A	N/A	$161,549

Emerson U. Fullwood	$75,000	$86,549	N/A	N/A	$161,549

Albert A. Koch	$75,000	$86,549	N/A	N/A	$161,549

Michael J. Mancuso	$75,000	$86,549	N/A	N/A	$161,549

Martha B. Wyrsch (5)	$52,192	$87,108	N/A	N/A	$139,300

(1)
Represents annual retainer of $75,000, the receipt of which the non-employee director may defer at his or her option. No director elected to defer any income in 2009. In cases where a director did not serve for the full year, the retainer was pro-rated. Mr. Campbell also received $25,000, representing the annual retainer for serving as Lead Director.

(2)
These grants are subject to performance vesting conditions, and the amounts reported in the above table were calculated in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, "Compensation—Stock Compensation" ("Topic 718"), to reflect their grant date fair market value given vesting requirements. See note 15 to the consolidated financial statements contained in our Annual Reports on Form 10-K for the period ended December 31, 2009, December 31, 2008 and December 31, 2007. The values of the grants assuming automatic vesting (no performance requirement) are as follows:

Name	Stock Awards in 2009

J. Kermit Campbell	$108,425

Sarah R. Coffin	$108,425

J. Michael Fitzpatrick	$108,425

Emerson U. Fullwood	$108,425

Albert A. Koch	$108,425

Michael J. Mancuso	$108,425

Martha B. Wyrsch	$109,125

  All stock options held by directors have vested. The total number of options held by each of the directors serving as at December 31, 2009, was: each of Mr. Campbell and Mr. Fullwood, 15,800; and each of Mr. Mancuso, Dr. Fitzpatrick, Mr. Koch, and Ms. Wyrsch, 0.

(3)
The change in pension values for each of Mr. Campbell and Ms. Coffin were $(1,051) and $(37), respectively. Pursuant to reporting requirements, the amount reported above is zero. Under the Directors' Retirement Plan (the "Retirement Plan"), which the Board of Directors terminated at the end of 1996, a director with ten or more years of service receives an annual pension, payable for life, equal to the annual retainer in effect at the date of the Retirement Plan's termination. A director with more than five but less than ten years of service receives a proration of the full amount. Covered directors also will receive certain lump-sum payments in the event of a change in control. We have established a trust to ensure payment of benefits accrued under this Retirement Plan. Each current director covered by the Retirement Plan will receive benefits at the earlier of age 70 or termination of his or her service as a director of SPX in a lump sum payment based on the present value of his or her vested benefits at the Retirement Plan's termination. Numbers reported in this column reflect the change between December 31, 2008 and December 31, 2009 in the current present value of the vested benefits of the current directors who were covered by the Retirement Plan. Mr. Campbell turned 70 years old in January 2009 and, under the terms of the Retirement Plan, he received a lump sum payment of $48,715 within 90 days of his birthday. Ms. Coffin resigned as a director effective February 20, 2009, and, under the terms of the Retirement Plan, she received a lump sum payment of $23,740 within 90 days of her resignation. Following payments to Mr. Campbell and Ms. Coffin, no current director participates in the Retirement Plan. There were no above-market earnings on non-qualified deferred compensation for any of the non-employee directors in 2009.

(4)
Ms. Coffin resigned as a director effective February 20, 2009. The amount shown under "Fees Earned or Paid in Cash" column reflects the $75,000 annual retainer we pay to our directors, pro-rated for the term of her service on our Board. Following resigning from her position as director in February 2009, Ms. Coffin forfeited all 5,834 shares of her unvested restricted stock, including shares awarded to her in 2009.

(5)
Ms. Wyrsch was elected a director effective May 5, 2009. The amount shown under "Fees Earned or Paid in Cash" column reflects the $75,000 annual retainer we pay to our directors, pro-rated for the term of her service on our Board. The amount shown under "Stock Awards" for Ms. Wyrsch is greater than for other directors because the price of our stock appreciated from the time other directors received their grants to the time Ms. Wyrsch received hers.

OWNERSHIP OF COMMON STOCK

Directors and Officers

        The following table shows how much of our common stock the directors, named executive officers, and all officers and directors as a group beneficially owned as of March 17, 2010. The "named executive officers" are the Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated officers who were serving at the end of the last fiscal year.

        Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. The number of our shares beneficially owned by each of the named executive officers and by all directors and officers as a group includes shares held in the SPX Corporation Retirement Savings and Stock Ownership Plan. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

        The percent of SPX common stock owned is based on 49,850,405 shares outstanding as of March 17, 2010.

Directors and Named Executive Officers	Shares of Common Stock Beneficially Owned	Options Exercisable Within 60 Days	Total	Percent of Class

J. Kermit Campbell**	22,210	15,800	38,010	*

Don L. Canterna	58,148	0	58,148	*

J. Michael Fitzpatrick	12,000	0	12,000	*

Robert B. Foreman	168,313	50,000	218,313	*

Emerson U. Fullwood	11,467	15,800	27,267	*

Christopher J. Kearney	442,415	150,000	592,415	1.2%

Albert A. Koch	10,000	0	10,000	*

Kevin L. Lilly	76,445	0	76,445	*

Michael J. Mancuso	10,000	0	10,000	*

Patrick J. O'Leary	215,903	210,000	425,903	*

Martha B. Wyrsch	5,000	0	5,000	*

All directors and officers as a group (16 persons)	1,292,213	442,600	1,734,813	3.5%

*
Less than 1.0.

**
Mr. Campbell has pledged 3,000 shares as security against a loan.

Other Principal SPX Stockholders

        Set forth in the table below is information about persons whom we know to be the beneficial owners of more than five percent of the issued and outstanding shares of our common stock. The percent of class held is based on 49,850,405 shares of our common stock outstanding on March 17, 2010.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Class

BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	5,150,584	10.3%

Wells Fargo & Company (2) 420 Montgomery Street San Francisco, CA 94163	5,001,360	10.0%

AXA Financial, Inc. (3) 1290 Avenue of the Americas New York, NY 10104	3,576,252	7.2%

(1)
Based on information provided in a Schedule 13G/A filed with the SEC on March 9, 2010 by BlackRock, Inc. and certain of its affiliated entities (collectively, the "BlackRock Entities"). The BlackRock Entities have sole voting power and sole dispositive power with respect to all the shares.

(2)
Based on information provided in a Schedule 13G/A filed with the SEC on March 10, 2010 by Wells Fargo & Company and certain of its affiliated entities (collectively, the "Wells Fargo Entities"). The Wells Fargo Entities have sole voting power with respect to 2,309,358 of the shares, shared voting power with respect to 11,210 of the shares, sole dispositive power with respect to 4,948,070 of the shares, and shared dispositive power with respect to 15,651 of the shares.

(3)
Based on information provided in a Schedule 13G/A filed with the SEC on February 12, 2010 by AXA Financial, Inc. and certain of its affiliated entities (collectively, the "AXA Entities"). The AXA Entities have sole voting power with respect to 2,469,322 of the shares, shared voting power with respect to none of the shares, sole dispositive power with respect to all the shares. Of these shares, 3,282,612 are held by AXA Financial, Inc.'s subsidiary, AllianceBernstein L.P., as investment advisor, solely for investment purposes on behalf of client discretionary investment advisory accounts.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that SPX's officers, directors and 10% stockholders file reports of ownership and changes of ownership of SPX common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us and written representations from officers and directors, we believe that all filing requirements were met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation Committee of the Board of Directors (the "Committee") sets compensation for our executive officers and oversees our executive compensation programs. The Committee is composed entirely of independent directors.

        We here discuss performance targets exclusively in the context of executive compensation, and these targets should not be used for any other purpose, or regarded as an indication of management's expectations of future results.

Executive Compensation Overview

        Compensation Structure:    We pay our named executive officers using a combination of compensation designed to reward, retain and motivate them during their working years (salary, bonus, equity awards, and perquisites) and post-employment compensation (retirement and termination benefits).

        Company Performance:    At the end of 2008 and beginning of 2009, when 2009 compensation was set for our named executive officers, we were completing our fourth consecutive year of revenue and earnings growth. Revenue, profit margins, and earnings for 2008 (excluding the effect of a 2008 non-cash goodwill impairment) each showed significant improvement over 2007. On the other hand, the impact of the worldwide recession was beginning to become apparent, reducing expectations and certainty for 2009, and the value of our stock had declined over the course of the year.

        Compensation:    Notwithstanding our outstanding financial results in 2008, the Committee did not award any of our three most highly paid named executive officers a salary increase for 2009. It did award each of Mr. Lilly and Mr. Canterna a salary increase, of 6% and 11% respectively, to bring their base salary more in line with their peers at other companies. The Committee set bonus targets in a manner consistent with prior years, which required an improvement in profit margins and achievement of cash flow targets to maximize bonuses, notwithstanding our reduced expectations for the year. In 2009 we continued our practice of awarding equity based on number of shares rather than value. Due to our stock price declining significantly in 2008, the value of equity awarded to our named executive officers in 2009 decreased significantly from 2008, even though the number of shares awarded remained unchanged.

        As expected, 2009 was a difficult year for us, as the full impact of the global recession unfolded, and we did not meet our minimum bonus targets for profit margins under our Executive Bonus Plan. We did, however, exceed targets with respect to cash generation. As a result, both corporate and Flow Technology Segment bonuses were paid at 50% of target bonuses (down from 200% and 117%, respectively, in 2008). The combination of reduced bonuses and equity value awarded led to significant declines in the value of current compensation received by our named executive officers in 2009.

        The present value of retirement benefits of our named executive officers increased significantly as measured at the end of 2009, primarily due to a decrease in discount rates and, in the case of Mr. Kearney, an increase in his final average pay calculation. There were no changes to the pension plan benefits or terms for named executive officers for 2009.

        At the end of 2009, the Committee eliminated tax gross-ups for some perquisites. The Committee also changed the manner in which we pay dividends on unvested restricted stock for grants awarded beginning in 2010, requiring that such dividends only be received by the named executive officer if and to the extent the underlying stock vests.

Executive Compensation Philosophy

        The Committee considers many facts and circumstances when designing and setting compensation for our named executive officers, but follows these guiding principles:

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  Compensation Should Reward Performance

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  Compensation Should Align the Interests of Named Executive Officers with our Long-Term Stockholders

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  Compensation Should Support our Business and Human Capital Strategies

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  Compensation Should Attract, Motivate and Retain Quality Named Executive Officers

Executive Compensation Practices

        We believe that compensation should be tailored to the business and competitive environment, and that our success depends on our ability to attract and retain experienced and proven leaders and to motivate them to deliver superior results.

        The Committee considers a variety of facts and circumstances when setting compensation of our named executive officers, foregoing a reliance on formula-driven compensation. At SPX, the amount of incentive-based pay increases along with responsibility and authority. For our senior-level management, and in particular for our named executive officers, a significant majority of current compensation (which we define as salary, target bonus and equity awards) is incentive-based. Cash incentive payments are offered in the form of bonuses (we refer to "bonuses" and "non-equity incentive plan compensation" interchangeably), and are based on operating performance. Equity incentive awards consist of restricted stock and are designed to reward increased stock price and to aid in retention. We also offer each named executive officer perquisites, and retirement and termination benefits designed to be competitive at the time the named executive officer is appointed as an officer.

        The Committee has directly engaged an individual, employed by Towers Watson, as its outside compensation advisor. The outside compensation advisor provides no services to our company other than advice to and services for the Committee and the Nominating and Governance Committee relating to compensation of our executive officers and directors.

        The outside compensation advisor prepares recommendations relating to all aspects of executive officer and director compensation, ranging from compensation levels to how compensation is structured. In addition, he reviews management's recommendations relating to executive officer compensation. The outside compensation advisor typically collaborates with management, including our human resources function, to obtain data, clarify information, and review his preliminary recommendations prior to the time they are shared with the relevant committee. The Committee has determined that the outside compensation advisor provides objective and competent advice, and has adopted protocols to help ensure objectivity. Towers Watson provides additional services to us. For more information, see "Corporate Governance—Compensation Advisor," on p. 14.

        The Committee reviews named executive officer compensation at least annually. Beginning in 2010, salary increases and stock awards will be reviewed in February and generally effective in April and the first trading day in March, respectively, rather than the first day of the year, as was the case for 2009 and earlier. As a result, the Committee now sets current compensation targets, including bonus targets, early in the relevant year.

        Management serves an important role in the compensation-setting process. The most significant aspects of management's role are as follows:

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  Our human resources and legal departments prepare materials for the Committee, as does the Committee's outside compensation advisor.

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  Our CEO provides his evaluation of the performance of and offers recommendations regarding salary levels, bonus targets and equity awards for each of the other named executive officers.

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  Management prepares and recommends business performance targets and objectives.

        Our named executive officers are judged primarily on the performance of the company. Additional subjective assessments are made and include direct assessments of performance, formal talent assessment reviews, and adherence to our values. Our CEO and our human resources department use these assessments to develop compensation recommendations for our named executive officers other than the CEO. These recommendations are reviewed with the Committee's outside compensation advisor and then shared with the Committee. The Committee establishes and approves all elements of compensation for our Chairman, President and CEO based on input from and conversations with management and the Committee's outside compensation advisor, as well as its own assessments.

        The market analysis conducted by the outside compensation advisor in the fall of 2008 that established market references used by the Committee in determining named executive officer compensation for 2009 included data from the following companies:

• Carlisle Cos, Inc.	• Flowserve Corp.	• Rockwell Automation
• Cooper Industries, Ltd.	• Harsco Corp.	• Roper Industries
• Crane Co.	• Ingersoll-Rand Co. Ltd.	• Textron, Inc.
• Cummins Inc.	• ITT Corp.	• Timken Co.
• Danaher Corp.	• Parker-Hannifin Corp.
• Dover Corp.	• Pentair, Inc.

        The Committee's outside compensation advisor recommends the list of peer companies against which we benchmark our executive officer and director compensation for approval by the Compensation Committee. The companies selected are industrial manufacturing companies from the Capital Goods sector, with most also being in the Industrial Machinery industry group, each as classified by Standard and Poors. The companies as a group are similar in size and have characteristics similar to SPX, and are typically companies against which we compete for talent. Factors considered in determining the peer group include revenues, as well as market capitalization, total assets, and employee count. A variety of compensation surveys that provide market data for comparably sized companies across a large number of general industrial and manufacturing companies were used to supplement the peer group data, including the Towers Perrin 2008 Executive Compensation Data Bank, William M. Mercer 2008 Executive Compensation Survey, and the Watson Wyatt 2008/09 Top Management Report and Long-term Incentive Plan Database. The outside compensation advisor used regression analysis to adjust data in these surveys to appropriately reflect officer compensation at companies with revenues similar to SPX.

        American Standard Companies and Goodrich Corporation were removed from, and Roper Industries was added to, the comparison group used for 2008. We removed American Standard because it was acquired by Ingersoll Rand. Goodrich was removed due to its classification as an aerospace and defense company. Roper was added because it is an Industrial Machinery company with characteristics, including size, that we deemed relevant.

        We do not directly tie the compensation of our named executive officers to levels offered at other companies. As a general matter, the Committee seeks to award each named executive officer each element of, and total, current compensation of between the 50th and the 75th percentile of the market among comparable peer companies. The peer company compensation analysis, however, is just one of several tools the Committee uses in setting compensation. Compensation outside the target levels is awarded for reasons that may include market forces, company or individual performance, length of service, existing contractual obligations, and differing levels of responsibility and value created by officers with the same or similar title.

        The Committee reviews compensation structure regularly. In 2009, the Committee reviewed the entire executive officer compensation structure, with a particular focus on long-term incentive plan design, retirement benefits, bonus structure, and perquisites. As part of this review, all non-employee directors (not just Committee members) and the outside compensation advisor engaged in a half-day review of executive compensation, followed by several meetings of the Compensation Committee. Changes to the compensation program resulting from this review are addressed throughout this Compensation Discussion and Analysis.

2009 Compensation

        The Committee places particular emphasis on company performance when setting compensation for our named executive officers, due to the impact these officers have on our performance. Some key items noted by the Committee in setting compensation for 2009 included:

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  In 2008, we completed our fourth consecutive year of growth, showing significant increases in key performance metrics, including revenue, segment income and segment margin, and earnings per share (excluding a non-cash goodwill impairment taken in 2008).

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  Continued management focus on our core businesses, as we completed dispositions of or discontinued non-core businesses, acquired one business, and continued the integration of a large acquisition made at the end of 2007.

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  We used our financial strength and flexibility strategically and in a manner consistent with our public communications—repurchasing a significant number of shares and, as mentioned in the previous bullet, acquiring a key business.

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  Total stockholder returns for the period from January 1, 2007 through December 31, 2008 were (32)% versus (36)% for the S&P 500. Total stockholder returns for the period from January 1, 2008 through December 12, 2008 were (60)% versus (38)% for the S&P 500.

        As discussed below, the Committee maintained salary, target bonus and equity grants at their 2008 levels for the named executive officers in 2009, with the exception of market-based salary increases for two officers. The Committee did so despite our sustained financial growth and other accomplishments, due to the general economic uncertainty and our stock price performance at that time.

Base Salary

        Base salary is designed to offer competitive base income. In setting base salary, the Committee considers the salary and total compensation market data in the context of the named executive officer's role and responsibilities, experience and tenure, internal equity considerations, individual performance and contribution to our results.

        Following its review of peer companies, the Committee awarded Mr. Canterna a salary increase of $50,000, or 11%, to $525,000, and Mr. Lilly a salary increase of $25,000, or 6%, to $450,000, in each case to bring them more in line with their peers at other companies. No other named executive officers received salary increases for 2009.

Bonuses

  Bonus Targets

        We set target bonuses at a percentage of salary. The percentage generally increases along with the responsibility and authority of the employee, thereby both acknowledging the greater influence on company performance exercised by senior-level management and ensuring that those most able to impact our company performance have the greatest percentage of their total compensation tied to our company's performance.

        The Committee did not increase target bonuses for any named executive officer for 2009, maintaining targets of 130% of salary for our Chairman, President and CEO, 100% of salary for our Executive Vice Presidents and 80% of salary for the other named executive officers, because it determined that the pre-existing bonus levels were competitive and appropriate to both motivate and reward each named executive officer.

  162(m) Plan

        We pay our executive officers bonuses under our Executive Annual Incentive Plan (the "162(m) Plan"), which was approved by our stockholders in 2006 and is designed to meet the requirements of Section 162(m) of the Internal Revenue Code for performance-based compensation. Our other senior-level management receive bonuses pursuant to our Executive Bonus Plan, as discussed below under "2009 Bonus Awards".

        Under the 162(m) Plan, early in each year the Committee specifies one or more company performance goals and the maximum bonus payable to each executive officer if we achieve the performance goal or goals. In 2009, the maximum bonus payable under the 162(m) Plan was 200% of target bonus. Following the end of the year, if we achieve the performance goals, the amount actually payable to each named executive officer is determined by the Committee in its sole discretion, but may not exceed the maximum bonus specified in the award for that year. The 162(m) Plan performance goal was met for 2009.

  2009 Bonus Awards

        For 2009, the Committee authorized bonuses for each named executive officer in the amount of 50% of his bonus target.

        In 2009, as it has in the past, the Committee continued its practice of paying our executive officers, including our named executive officers, no more than they would have earned had they been subject to the Executive Bonus Plan (the plan under which bonuses are determined for all senior employees other than executive officers). In other words, even though the named executive officers would have qualified for 200% of their target bonus under the 162(m) Plan, the Committee exercised negative discretion to reduce bonuses for named executive officers to the amount they would have earned under the Executive Bonus Plan.

        The Executive Bonus Plan pays bonuses equal to 0% to 200% of target bonus by reference to one or more matrices. The bonus targets for four of our named executive officers were based entirely on the corporate matrix. Mr. Canterna's bonus was based in equal parts on corporate and Flow Technology Segment matrices, consistent with the manner in which other senior Segment employees are awarded bonuses.

        The below chart shows the 2009 threshold, target, and stretch goals for each of the corporate and Flow Technology Segment matrices.

$s Millions

Metric	Threshold	Target	Stretch

Corporate

Bonus Operating Margin	11.5%	12.0%	12.5%

Bonus Free Cash Flow	$241	$281	$321

Flow Technology Segment

Bonus Operating Income	$266	$285	$304

Bonus Free Cash Flow Conversion	80%	100%	120%

        In order to receive any bonus, management had to meet or exceed the threshold for at least one metric. A maximum of 50% of target bonus would be awarded if only one metric's threshold was met, while up to 200% of target bonus would be awarded if both metrics exceeded their stretch goal.

        Our corporate results in 2009 under our Executive Bonus Plan were Bonus Operating Margin of 10.2% and Bonus Free Cash Flow of $374.8 million. As a result, while we exceeded the top end of the range for Bonus Free Cash Flow performance, we did not meet the minimum requirement for Bonus Operating Margin, leading to a bonus of 50% of target. The Flow Technology Segment delivered $218.0 million in Bonus Operating Income and 125.5% Bonus Free Cash Flow Conversion. It also exceeded its stretch goal for cash flow and did not meet the threshold for Bonus Operating Income, resulting in a bonus of 50% of target. As a result of the above performance, each of our named executive officers was awarded a bonus payment equal to 50% of his target bonus for 2009.

  2009 Metrics

        Both corporate and Segment employees are measured on improvements in operating results and free cash flow performance. For 2009, at the corporate level, Bonus Operating Margin was the operating results metric. Flow Technology's 2009 operating results metric was Bonus Operating Income. The 2009 cash flow measurements were Bonus Free Cash Flow for corporate, and Bonus Free Cash Flow Conversion for the Flow Technology Segment. Combined, these metrics were designed to reward improving performance by managing expenses, encourage focus on quality of earnings, and encouraging the efficient use of capital. Further, these metrics align with our public communications and internal business goals, and we believe they are transparent, understandable and consistent with compensation plans at other industrial companies.

        In prior years, Bonus Operating Margin was adjusted operating income divided by net revenues, and adjusted operating income was operating income excluding stock-based compensation expense, pension expense or income, goodwill and other non-cash asset impairments, certain profits or losses on acquisitions or dispositions, certain litigation reserves and settlements, and other similar items, subject to Committee approval. Adjusted operating income for the Flow Technology Segment was operating income, excluding minority interest and amounts accrued for bonuses.

        For 2009 only, to encourage our executives to implement any appropriate restructuring actions in response to the economic and credit crisis, the Committee also excluded year-over-year incremental GAAP special charges from corporate Bonus Operating Margin and all GAAP special charges from the Segment operating income metric. This change paralleled changes made by management for employees throughout SPX. For 2010, these special charges will not be excluded from the calculations, as we again expect managers generally to effect restructuring on a "pay as you go" basis.

        In prior years, Bonus Operating Cash Flow was used as the cash metric portion of the above-referenced matrices. For the corporate metric, Bonus Operating Cash Flow is operating cash flow from continuing operations, excluding certain litigation settlements, pension funding requirements, certain operating cash performance from acquisitions or dispositions, and other similar items, subject to Committee approval. For the Flow Technology Segment metric Bonus Operating Cash Flow is operating income plus depreciation and amortization, plus or minus changes in working capital, but excluding the change in amounts accrued for bonuses. The excluded items are designed to eliminate factors beyond the control of company employees in the measurement year, focusing employees, including named executive officers, on controllable operating performance, and to eliminate possible disincentives to acting in the best interest of our stockholders. For example, the disposition of a non-core business may be expected to have long-term benefits, but the loss of profits and cash flow from the business may have the impact of reducing bonuses in the year in which the business was sold.

        Beginning in 2009, the Committee replaced Bonus Operating Cash Flow with Bonus Free Cash Flow (Bonus Operating Cash Flow less capital expenditures), and set corporate 2009 targets at a rate equal to net income, rather than net income plus depreciation. Additionally, the cash flow metric for the Flow Technology Segment was changed to Bonus Free Cash Flow Conversion, with a target of 100% conversion of the current year Bonus Operating Income. We revised these metrics to increase the focus of our employees on capital expenditure and working capital management in a challenging economic environment.

Equity-Based Awards

        We award annual grants of restricted stock with performance vesting thresholds to eligible SPX employees, including named executive officers, pursuant to our 2002 Stock Compensation Plan. We design restricted stock grants to promote long-term stock ownership and expose senior-level management, including named executive officers, to the risks and rewards faced by our long-term stockholders. Because restricted stock vests over three years, and only vests if the total return of our stock outperforms the S&P 500, it also has significant employee retention value and continues to tie the interests of our named executive officers to those of our stockholders even after it is awarded. We believe that these principles are so important, and so well-served by equity awards, that stock grants are the most significant component of current compensation of our named executive officers.

        Annual grants of restricted stock usually have three tranches. The tranches vest in equal amounts over three years, but only if SPX total stockholder return exceeds the S&P 500 for the prior year or for the cumulative period since the grant date. If the first or second tranche fails to vest, it may vest in a subsequent year if SPX's total stockholder return exceeds the S&P 500 for the cumulative period since the grant date. Any tranche that does not vest within three years of the grant date will be forfeited. Each of the third tranche of 2007, the second tranche of 2008, and the first tranche of 2009 restricted stock grants vested at the beginning of 2010 as a result of SPX's total stockholder return exceeding that of the S&P 500 during 2009. The first tranche of the 2008 restricted stock grants, which did not vest in 2009, due to SPX's total stockholder return not exceeding the performance of the S&P 500 index during 2008, also did not vest in 2010, due to SPX's total stockholder return not exceeding the performance of the S&P 500 index for the cumulative period since the grant date. The first tranche of the 2008 restricted stock grants will vest at the beginning of

2011 if the SPX total stockholder return exceeds the S&P 500 for the cumulative period since the grant date. If it does not vest at that time, it will be forfeited.

        Our practice has been to grant equity awards based on number of shares, rather than share value, because we believe this practice rewards excellent performance as reflected in increasing stock price by increasing the value of shares awarded, and reduces compensation in times of declining stock price by reducing the value of shares awarded. The Committee did not change the number of shares awarded to any of our named executive officers from the number awarded in 2008. Mr. Kearney was awarded 90,000 shares, each of Mr. O'Leary and Mr. Foreman was awarded 31,500 shares, and each of Mr. Lilly and Mr. Canterna received 17,500 shares. Due to our stock price declining significantly in 2008, the value of equity awarded to our named executive officers in 2009 decreased significantly from 2008, even though the number of shares awarded remained unchanged.

        We paid, and on awards granted prior to 2010 will continue to pay, dividends on all unvested restricted stock to the extent dividends are paid on SPX common stock. These dividends were considered part of the overall officer compensation package and not subject to risk of forfeiture. The Committee's review of long-term incentives in 2009 led it to change the way dividends are paid on unvested stock. Beginning with the 2010 grant of restricted stock, any cash dividends paid with respect to any shares of restricted stock will be deposited in the named executive officer's name in an escrow or similar account maintained by SPX Corporation for that purpose. These dividends will be received by the named executive officer only after the date the related shares of restricted stock vest. Dividends will be forfeited if the restricted stock on which those dividends were paid is forfeited.

        Awards prior to 2009 are eligible for accelerated vesting of restricted stock upon retirement, upon termination by SPX without cause, and upon voluntary termination by the executive for good reason. Retirement eligibility requires that the named executive officer has reached the age of 55 and has five years of credited service, at least three of which must be with SPX. Beginning with the 2009 awards, upon retirement, termination without cause or for good reason, restricted stock remains subject to the original performance requirements.

  Equity Grants Practices

        The Committee approved 2009 annual restricted stock grants at its December, 2008 meeting. It determines the effective date of these awards without regard to current or anticipated stock price levels or the release of material non-public information. Grants made in 2009 and prior years were granted on the first trading day of the year. Beginning in 2010, the grant date will be the first trading day in March. The Committee also may make, and in the past has made, special grants during the course of the year, primarily for new hires, for promotions, to retain valued employees or to reward exceptional performance. These special grants may be subject to performance or time vesting, and are issued on the date of grant or upon a date certain following the grant date, such as the date on which a new hire commences employment. We have granted no special grants to any named executive officer within the last three years.

        The Committee has delegated authority to our Chairman, President and CEO to grant a limited number of equity awards to employees other than Section 16 officers. These awards may be subject to performance or time vesting, and may not exceed 15,000 shares to any person at one time or more than 75,000 shares in the aggregate per fiscal year. The Committee reviews grants made pursuant to this authority at least annually.

        We have not granted stock options to any employee since 2003.

Total Current Compensation

        We believe total current compensation (the sum of base salary, target bonus and 2009 equity grant fair value) for each of our named executive officers fell between the 50th and 75th percentile of comparable officers at peer companies in 2009.

Other Benefits and Perquisites

        We believe the perquisites and benefits we offer are cost effective, in that they command a higher perceived value to the executive officer than our actual costs. We provide these benefits to attract and retain executives in a competitive marketplace, and believe these benefits are generally consistent with market practices of our peer group and other comparable public industrial manufacturing companies. See the Summary Compensation Table and accompanying footnotes for a full listing of other benefits and perquisites.

        In connection with the relocation of our headquarters to Charlotte, North Carolina in 2002, all our then-employees who relocated, including Messrs. Kearney, O'Leary and Foreman, were eligible to receive interest-free, 20-year relocation loans to finance the purchase of a principal residence. We offered this benefit to induce employees to relocate, and in consideration of the prevalence of such arrangements at the time. Each of Messrs. Kearney, O'Leary and Foreman received loans in the amount of $1.5 million (which in each case remains the outstanding balance), secured by a mortgage on the related residence. Employees who availed themselves of this loan, including the named executive officers, are required to repay the loan if they cease to be employed by us, sell the residence, change their principal residence, or are transferred from the corporate headquarters. The loan will be forgiven in the event of death, disability or a change in control.

        In addition, our CEO may utilize our aircraft for personal travel for himself and his family. Other named executive officers may be permitted personal use of our aircraft for themselves and their families if approved by our CEO. This benefit enhances security for our officers and allows them to devote more time to SPX business. We gross up taxes paid by our CEO for his personal travel, as we strongly encourage him to take advantage of the added security and reduced travel time afforded by use of our corporate aircraft. Other named executive officers pay their own taxes in connection with personal travel, and our CEO pays his own taxes in the event any of his family travel.

        Beginning in 2010, we have eliminated tax gross-ups for country club and personal financial planning.

Retirement and Deferred Compensation Plans

        The named executive officers participate in the SPX Corporation Supplemental Retirement Plan for Top Management (the "TMP"). Some of the named executive officers are also participants in the SPX Corporation Individual Account Retirement Plan (the "IARP") and the SPX Corporation Supplemental Individual Account Retirement Plan (the "SIARP").

        The present value of retirement benefits of our named executive officers increased significantly as measured at the end of 2009. Increases in pension values and life insurance and retiree medical benefits accounted for the majority of these changes. A decrease in discount rates was a major factor in the increase, accounting for, for example, $1.8 million, $3.1 million, and $1.0 million of the increase for Messrs. Kearney, O'Leary, and Foreman, respectively. The final average pay calculation also accounted for approximately $3.7 million of Mr. Kearney's increase in value, due to his 2008 compensation now being factored in, while increases for each of Mr. O'Leary and Mr. Foreman were much less, at $325,820 and $749,253, respectively. Normal increases in pension value due to career progression accounted for the remaining increase. There were no changes to the pension plan benefits or terms for named executive officers for 2009.

        We believe the executive retirement program plays a key role in attracting and retaining executive talent. The TMP is the most significant element of this program, and has been in place since October 22, 1985. Messrs. Kearney, O'Leary and Foreman, our longer-serving named executive officers, have credited service in the TMP since 1997, 1996 and 1999, respectively. In 2005, in response to changing practices in connection with retirement agreements, the Committee reduced benefits provided by the TMP for officers hired or elevated on or after August 24, 2005. These changes include a reduced benefit, longer accrual period, higher early retirement age and reduction factor, and a 50% survivorship benefit. The Committee's practice is not to attempt to retroactively reduce benefits we have agreed to provide to our officers. For this reason, and in recognition of the significant efforts made and results achieved by our then-existing officers, the Committee did not request that officers hired or elevated prior to August 24, 2005 agree to a reduction in their TMP benefits. The Summary Compensation Table for 2009, on p. 37 and the Pension Benefits table, on p. 44, and their accompanying footnotes, provide further information concerning the annual increase in benefit value, accrued benefits and other terms of the TMP, IARP and SIARP. Retirement benefits payable upon a named executive officer's termination of employment are quantified and described in "Potential Payments Upon Termination or Change-in-Control," beginning on p. 48.

        Named executive officers and other senior-level management are eligible to participate in the SPX Corporation Retirement Savings and Stock Ownership Plan (the "401(k) Plan") and the SPX Corporation Supplemental Retirement Savings Plan (the "SRSP"), a non-qualified deferred compensation plan that permits voluntary deferrals of base salary and annual bonuses. See the Nonqualified Deferred Compensation in 2009 table and accompanying narrative and footnotes, beginning on p. 46, for more information on these plans.

Termination and Change-in-Control Provisions

        The Committee designs termination and change-in-control contractual provisions to be competitive with those offered at our peer companies. Our severance arrangements are also designed to protect stockholder interests by stabilizing management during periods of uncertainty. Severance arrangements have unique characteristics and value. For example, it may be necessary to offer severance agreements to prospective executives who forego significant bonuses and equity awards at the companies they are leaving or who face relocation expenses and family disruption in order to accept employment with us. Generally, executives are more willing to accept these risks and costs if they are protected in the event their employment is terminated due to unanticipated changes, including a change in control. Additionally, executives often assign significant value to severance agreements because they provide compensation for lost professional opportunities in the event of a change in control.

        Severance agreements also can be a powerful tool to discourage entrenchment of management, in that severance agreements can offset the risk of financial and professional loss that management may face when recommending a sale to or merger with another company. Because our severance arrangements are structured to serve the above functions, which differ, and are perceived by recipients to differ, from pay for performance, and because severance agreements represent a contractual obligation of our company, decisions relating to other elements of compensation have minimal effect on decisions relating to existing severance agreements. Decisions relating to other elements of compensation have, however, impacted potential obligations upon certain termination events, particularly termination upon change in control.

        In some termination scenarios and in the case of a change in control, the named executive officers become immediately vested in all SPX equity awards, including shares subject to performance vesting. This feature is designed to be equitable in the event of dismissal without cause or resignation for good reason, and we believe it is appropriate in the event of termination following a change in control. We also believe that vesting upon a change in control without termination ("single trigger" treatment) is appropriate because it:

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  is the prevalent approach among our peer companies and therefore supports the competitiveness of our equity awards and total compensation;

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  provides greater certainty as to how outstanding awards would be treated after a change in control; and

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  helps ensure that all employees are treated equitably with respect to outstanding equity grants regardless of what happens to their employment status as a result of the change in control.

        Termination and Change-in-Control Agreements are further discussed and quantified in "Potential Payments Upon Termination or Change-in-Control," beginning on p. 48.

Stock Ownership Guidelines

        We set stock ownership guidelines to emphasize the importance of substantive, long-term share ownership by senior executives to align their financial interests with those of stockholders. The guidelines are:

Chief Executive Officer	500% of salary
Chief Operating Officer	400% of salary
Other Executive Officers	300% of salary
Other executives designated by the Committee	100% - 200% of salary

        Shares held in family trusts, shares held in retirement plan accounts, unvested restricted shares and share units subject only to time vesting restrictions, and 70% of unvested restricted shares and share units subject to performance vesting conditions are deemed to be owned shares for purposes of these guidelines. Unexercised stock options are excluded. Officers are asked to attain the desired level of stock ownership within five years of becoming an officer. Each named executive officer met the minimum stock ownership requirements as of March 17, 2010.

Tax Matters

        The Committee seeks to structure executive compensation in a tax efficient manner. It reviews compensation plans in light of applicable tax provisions, including Section 162(m) of the Internal Revenue Code. For example, in 2006 we received stockholder approval of a new executive bonus plan and an amended and restated stock compensation plan, both of which were designed to maximize tax deductibility of those elements of compensation under Section 162(m). To maintain flexibility in structuring executive compensation to achieve its goals and compensation philosophy, the Committee has not adopted a policy requiring all compensation to be tax deductible.

        To offset the effect of some taxes in the case of termination following a change in control, we have agreed to make "gross-up" payments, designed to reimburse a named executive officer for taxes imposed as a result of payments by us. In this way, the executive retains the same amount that he would have retained had the excise tax not been imposed. We provide for these payments because they allow an executive to recognize the full intended economic benefit.

Impact on Compensation from Misconduct

        If the Board of Directors were to determine that a named executive officer had engaged in fraudulent or intentional misconduct, it would take action to remedy the misconduct and impose appropriate discipline. Discipline would vary based on the facts and circumstances, but may include termination of employment or other appropriate actions.

        We retroactively adjust compensation in the event of a restatement of financial or other performance results to the extent required by the Sarbanes-Oxley Act of 2002. The Executive Annual Incentive Plan applicable to executive officers beginning in 2006 provides for repayment or forfeiture of incentive bonuses under specified circumstances if the company, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Any incentive bonus payment earned or accrued during the twelve-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement must be paid back to the company. To the extent that such incentive bonus was deferred under a nonqualified deferred compensation plan maintained by the company rather than paid to the executive officer, the amount of bonus deferred (and any earnings from it) must be forfeited.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the SPX Board of Directors includes four directors, each of whom is independent, as defined under SEC rules and the listing standards of the NYSE. Additionally, each member of the Compensation Committee is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews SPX's Compensation Discussion and Analysis on behalf of the Board of Directors.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and SPX's annual report on Form 10-K for the year ended December 31, 2009.

Compensation Committee
J. Kermit Campbell, Chairman Emerson U. Fullwood Albert A. Koch J. Michael Fitzpatrick

Summary Compensation Table for 2009

        This table summarizes the compensation for the named executive officers. The "named executive officers" are our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated officers who were serving as officers as of December 31, 2009.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (10)		Total ($)

Christopher J. Kearney	2009	$1,050,000	$3,115,800	$682,500	$7,857,087	$561,943	(5)	$13,267,330
Chairman, President, and	2008	$1,050,000	$6,840,000	$2,730,000	$5,959,936	$390,231		$16,970,167
CEO	2007	$1,000,000	$4,670,000	$2,500,000	$2,119,080	$570,894		$10,859,974

Patrick J. O'Leary	2009	$845,000	$1,090,530	$422,500	$4,914,973	$404,113	(6)	$7,677,116
Executive Vice President,	2008	$845,000	$2,394,000	$1,690,000	$1,113,355	$264,929		$6,307,284
Treasurer and CFO	2007	$805,000	$1,634,500	$1,610,000	$600,972	$591,373		$5,241,845

Robert B. Foreman	2009	$725,000	$1,090,530	$362,500	$2,948,876	$396,525	(7)	$5,523,431
Executive Vice President,	2008	$682,700	$2,394,000	$1,450,000	$2,332,587	$259,296		$7,118,583
Global Business Systems &	2007	$595,000	$1,634,500	$1,190,000	$649,376	$691,148		$4,760,024
Services, President, Asia
Pacific

Don L. Canterna	2009	$525,000	$605,848	$210,000	$527,410	$153,085	(8)	$2,021,343
Segment President, Flow	2008	$475,000	$1,330,000	$603,109	$500,582	$260,113		$3,168,804
Technology	2007	$399,241	$817,250	$524,960	$215,206	$88,998		$2,045,655

Kevin L. Lilly	2009	$450,000	$605,848	$180,000	$583,529	$155,382	(9)	$1,974,759
Senior Vice President,	2008	$425,000	$1,330,000	$680,000	$386,538	$96,108		$2,917,646
Secretary and General	2007	$400,000	$817,250	$640,000	$142,348	$98,683		$2,098,281
Counsel

(1)
Named executive officers are eligible to defer up to 50% of their salaries into the SPX Corporation Retirement Savings & Stock Ownership Plan, a tax-qualified retirement savings plan (the "401(k) Plan") (up to applicable IRS limits), and up to 50% of their salaries into the SPX Corporation Supplemental Retirement Savings Plan, a nonqualified deferred compensation plan (the "SRSP"). In 2009, the named executive officers deferred the following portions of their salaries into the 401(k) Plan and the SRSP:

Name	Deferred into 401(k) Plan	Deferred into SRSP

Mr. Kearney	$16,500	$193,500

Mr. O'Leary	$13,000	$54,600

Mr. Foreman	$22,000	$128,500

Mr. Canterna	$4,971	$0

Mr. Lilly	$11,212	$21,808

In June 2008, Mr. Foreman received an increase in salary, to $725,000 per annum, when his duties were significantly expanded to include Global Business Systems and Services, consisting of global shared services, lean manufacturing, supply chain and manufacturing campus initiatives.

(2)
These grants are subject to performance vesting conditions, and the amounts reported in the above table were calculated in accordance with Topic 718, to reflect their grant date fair market value given vesting requirements. See note 15 to the consolidated financial statements contained in our Annual Reports on Form 10-K for the period ended December 31, 2009, December 31, 2008, and December 31, 2007, respectively, for additional information regarding the calculation of these numbers. See the Grants of Plan-Based Awards in 2009 table, on p. 41, for more information on these grants. The values of the grants assuming automatic vesting (no performance requirement) are as follows:

Name	2009	2008	2007

Mr. Kearney	$3,903,300	$9,186,300	$6,153,000

Mr. O'Leary	$1,366,155	$3,215,205	$2,153,550

Mr. Foreman	$1,366,155	$3,215,205	$2,153,550

Mr. Canterna	$758,975	$1,786,225	$1,076,775

Mr. Lilly	$758,975	$1,786,225	$1,076,775

(3)
In 2010, the year in which they received the 2009 non-equity incentive compensation payout, the following named executive officers deferred the following portions of their non-equity incentive compensation awards into the 401(k) Plan and the SRSP:

Name	Deferred into 401(k) Plan	Deferred into SRSP

Mr. Kearney	$0	$136,500

Mr. O'Leary	$0	$63,375

Mr. Foreman	$0	$0

Mr. Canterna	$6,697	$0

Mr. Lilly	$9,577	$3,617

(4)
The change in pension value is based on assumed weighted average discount rates of 7.02% at December 31, 2008, and 5.51% at December 31, 2009. This change in discount rates accounted for, for example, $1.8 million, $3.1 million, and $1.0 million of the increase for Messrs. Kearney, O'Leary, and Foreman, respectively. The final average pay calculation also accounted for approximately $3.7 million of Mr. Kearney's increase in value, due to his 2008 compensation now being factored in, while increases for each of Mr. O'Leary and Mr. Foreman were much less, at $325,820 and $749,253, respectively. Normal increases in pension value due to career progression accounted for the remaining increase for these named executive officers.

There were no above-market earnings on non-qualified deferred compensation to report for any of the named executive officers in 2009.

(5)
Mr. Kearney received $561,943 in All Other Compensation, including:

•
$176,750 in matching contributions to the SRSP;

•
$130,938 representing the change in value between December 31, 2008 and December 31, 2009 of the post-retirement key manager life insurance benefit, based on assumed discount rates of 7.07% and 5.46% on those dates, respectively;

•
$91,773 representing the change in value between December 31, 2008 and December 31, 2009 of the executive retiree medical benefit, based on assumed discount rates of 7.07% and 5.46% on those dates, respectively;

•
$79,650 that he was deemed to receive in 2009 representing the market interest rate on the $1.5 million interest-free loan that he received November, 2001, in connection with his relocation to Charlotte, North Carolina;

•
$12,271 for the tax gross-up on the personal use of the company aircraft; and

•
$12,250 in matching contributions to the 401(k) plan.

The remaining $58,311 consisted of a car allowance; country club dues and applicable tax gross-up; executive physical; use of our sports/entertainment boxes; the incremental cost for the personal use of the company aircraft; and coverage under the long-term executive disability plan.

(6)
Mr. O'Leary received $404,113 in All Other Compensation, including:

•
$114,500 in matching contributions to the SRSP;

•
$89,262 representing the change in value between December 31, 2008 and December 31, 2009 of the post-retirement key manager life insurance benefit, based on assumed discount rates of 7.07% and 5.46% on those dates, respectively;

•
$79,650 that he was deemed to receive in 2009 representing the market interest rate on the $1.5 million interest-free loan that he received November, 2001, in connection with his relocation to Charlotte, North Carolina;

•
$38,801 representing the change in value between December 31, 2008 and December 31, 2009 of the executive retiree medical benefit, based on assumed discount rates of 7.07% and 5.46% on those dates, respectively;

•
$30,000 in charitable matching contributions; and

•
$12,250 in matching contributions to the 401(k) plan.

The remaining $39,650 consisted of a car allowance; country club dues and applicable tax gross-up; financial planning and applicable tax gross-up; use of our sports/entertainment boxes; and coverage under the long-term executive disability plan.

(7)
Mr. Foreman received $396,525 in All Other Compensation, including:

•
$96,500 in matching contributions to the SRSP;

•
$84,000 that he was deemed to receive in 2009 representing the market interest rate on the $1.5 million interest-free loan that he received February, 2002, in connection with his relocation to Charlotte, North Carolina;

•
$82,714 representing the change in value between December 31, 2008 and December 31, 2009 of the executive retiree medical benefit, based on assumed discount rates of 7.07% and 5.46% on those dates, respectively;

•
$72,400 representing the change in value between December 31, 2008 and December 31, 2009 of the post-retirement key manager life insurance benefit, based on assumed discount rates of 7.07% and 5.46% on those dates, respectively; and

•
$12,250 in matching contributions to the 401(k) plan.

The remaining $48,661 consisted of a car allowance; country club dues and applicable tax gross-up; financial planning and applicable tax gross-up; use of our sports/entertainment boxes; the incremental cost for the personal use of the company aircraft; applicable tax gross-up on the personal use of the company aircraft; and coverage under the long-term executive disability plan.

(8)
Mr. Canterna received $153,085 in All Other Compensation, including:

•
$103,933 representing the change in value between December 31, 2008 and December 31, 2009 of the post-retirement key manager life insurance benefit, based on assumed discount rates of 7.07% and 5.46% on those dates, respectively; and

•
$11,025 in matching contributions to the 401(k) plan.

The remaining $38,127 consisted of a car allowance; country club dues and applicable tax gross-up; financial planning and applicable tax gross-up; the change in value of the executive retiree medical benefit between December 31, 2008 and December 31, 2009, based on assumed discount rates of 7.07% and 5.46% on those dates, respectively; the incremental cost for the personal use of the company aircraft; applicable tax gross-up on the personal use of the company aircraft; use of our sports/entertainment boxes; and coverage under the long-term executive disability plan.

(9)
Mr. Lilly received $155,382 in All Other Compensation, including:

•
$55,929 representing the change in value between December 31, 2008 and December 31, 2009 of the post-retirement key manager life insurance benefit, based on assumed discount rates of 7.07% and 5.46% on those dates, respectively;

•
$44,236 in matching contributions to the SRSP; and

•
$12,250 in matching contributions to the 401(k) plan.

The remaining $42,967 consisted of a car allowance; country club dues and applicable tax gross-up; executive physical; use of our sports/entertainment boxes; applicable tax gross-up on the personal use of the company aircraft; the incremental cost for the personal use of the company aircraft; the change in value of the executive retiree medical benefit between December 31, 2008 and December 31, 2009, based on assumed discount rates of 7.07% and 5.46% on those dates, respectively; and coverage under the long-term executive disability plan.

(10)
The SPX Foundation (the "Foundation") will make matching donations for charitable contributions for any employee up to a total of $20,000 per annum. The Foundation will make matching contributions for each named executive officer up to a total of $50,000 per annum. Amounts reported are matching amounts in excess of the $20,000 match available to all employees.

The incremental cost to us for the personal use of our aircraft includes the variable costs of using the aircraft, including fuel, travel expenses for the crew, airport fees and food and beverages.

        The above benefits are provided pursuant to the terms of employment agreements with each named executive officer. The agreements are the same with the exception of differing titles (and associated reporting responsibilities), annual base salary levels, retiree medical terms, allowance amounts for annual income tax return preparation and financial planning, and with respect to Messrs. Canterna and Lilly, a different employment term duration. The agreements have a rolling two-year term with the exception of the agreements of Messrs. Canterna and Lilly, which have a rolling one-year term. The expiration date is automatically extended by one day for each day of the term that elapses.

        Under the agreements, we are not permitted to reduce the annual base salary rate without the named executive officer's consent. The agreements provide for participation in any annual performance bonus plans, long-term incentive plans, and equity-based compensation plans that we establish or maintain for our officers. The agreements further provide for continuation of all other senior executive benefit plans offered by us, subject to our right to modify, suspend or discontinue the plans. Business expense reimbursement, perquisites and vacation entitlements also are continued pursuant to the agreements.

        See "Compensation Discussion and Analysis" beginning on p. 25, for further discussion and explanation of each element of compensation.

Grants of Plan-Based Awards in 2009

        The following table provides information regarding equity and non-equity awards granted to the named executive officers in 2009.

	Grant Date (1)	Award Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	Grant Date Fair Value of Stock Awards

Name			Maximum ($) (2)	Target (#) (3)	($) (4)

Christopher J. Kearney		2/19/2009	$2,730,000
	1/2/2009	12/16/2008		90,000	$3,115,800

Patrick J. O'Leary		2/19/2009	$1,690,000
	1/2/2009	12/16/2008		31,500	$1,090,530

Robert B. Foreman		2/19/2009	$1,450,000
	1/2/2009	12/16/2008		31,500	$1,090,530

Don L. Canterna		2/19/2009	$840,000
	1/2/2009	12/16/2008		17,500	$605,848

Kevin L. Lilly		2/19/2009	$720,000
	1/2/2009	12/16/2008		17,500	$605,848

(1)
The Compensation Committee approved annual restricted stock grants and participation in the 162(m) Plan bonuses at the December Compensation Committee meeting preceding the grant year. The Compensation Committee determines the effective date of stock awards without regard to current or anticipated stock price levels or the release of material non-public information.

(2)
Represents the maximum amount payable under the 162(m) Plan if the performance target is reached, subject to the Committee's ability, in its sole discretion, to reduce the amount actually paid. In 2009, the Committee determined the amount payable under the 162(m) Plan by reference to the Executive Bonus Plan performance matrices. See "Compensation Discussion and Analysis—2009 Compensation—Annual Bonuses" for further discussion of this practice. The following table shows the minimum, target and maximum payouts in the Executive Bonus Plan matrix, upon which the Committee based the 2009 bonus payments of our named executive officers.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Name	Threshold ($)	Target ($)	Maximum ($)

Christopher J. Kearney	$341,250	$1,365,000	$2,730,000

Patrick J. O'Leary	$211,250	$845,000	$1,690,000

Robert B. Foreman	$181,250	$725,000	$1,450,000

Don L. Canterna	$157,500	$420,000	$840,000

Kevin L. Lilly	$90,000	$360,000	$720,000

(3)
Assumes all stock will vest. See "Compensation Discussion and Analysis—2009 Compensation—Equity-Based Awards," beginning on p. 31, for a description of the performance vesting requirements.

(4)
Represents the Topic 718 grant date fair market value, based on the closing price of our stock on the day prior to the grant. See note 15 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009 for the assumptions made in the valuation of these awards.

Outstanding Equity Awards at Fiscal Year-End 2009

        The following table sets forth information detailing the outstanding equity awards held by each of our named executive officers at December 31, 2009.

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)($)

Christopher J. Kearney				90,000	(2)	$4,923,000
				90,000	(3)	$4,923,000
				33,334	(4)	$1,823,370
	50,000	$48.4400	1/2/2011
	50,000	$69.4300	1/2/2012
	50,000	$38.5700	1/2/2013

Patrick J. O'Leary				31,500	(2)	$1,723,050
				31,500	(3)	$1,723,050
				11,667	(4)	$638,185
	70,000	$48.4400	1/2/2011
	70,000	$69.4300	1/2/2012
	70,000	$38.5700	1/2/2013

Robert B. Foreman				31,500	(2)	$1,723,050
				31,500	(3)	$1,723,050
				11,667	(4)	$638,185
	50,000	$69.4300	1/2/2012

Don L. Canterna				17,500	(2)	$957,250
				17,500	(3)	$957,250
				5,834	(4)	$319,120

Kevin L. Lilly				17,500	(2)	$957,250
				17,500	(3)	$957,250
				5,834	(4)	$319,120

(1)
Based on the closing price of our common stock on December 31, 2009, $54.70.

(2)
Restricted Shares awarded on January 2, 2009 vest at the rate of 33 1/3 percent per year, subject to satisfaction of performance criteria for the applicable year, with vesting dates of January 2, 2010, January 2, 2011, and January 2, 2012.

(3)
Restricted Shares awarded on January 2, 2008 vest at the rate of 33 1/3 percent per year, subject to satisfaction of performance criteria for the applicable year, with vesting dates of January 2, 2009, January 2, 2010, and January 2, 2011.

(4)
Restricted Shares awarded on January 3, 2007 vest at the rate of 33 1/3 percent per year, subject to satisfaction of performance criteria for the applicable year, with vesting dates of January 3, 2008, January 3, 2009 and January 3, 2010.

 Option Exercises and Stock Vested in 2009

        The following table sets forth options exercises by and stock vested for each of our named executive officers in 2009.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)

Christopher J. Kearney	50,000	$854,688	66,667	$2,891,348

Patrick J. O'Leary	70,000	$1,321,360	23,334	$1,011,996

Robert B. Foreman			23,334	$1,011,996

Don L. Canterna			11,333	$495,797

Kevin L. Lilly			9,833	$426,457

(1)
Based on the market price at the time of exercise, less the exercise price.

(2)
Based on the market value at time of vesting.

Pension Benefits

        The table below shows the net present value of accumulated benefits payable to each of the named executive officers, including the number of years credited service. No pension benefits payments to named executive officers were made during the 2009 fiscal year.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (2) ($)

Christopher J. Kearney	TMP	12.88	$19,958,663
	IARP	12.88	$367,890
	SIARP	12.88	$1,189,379

Patrick J. O'Leary	TMP	13.21	$12,922,946
	IARP	13.21	$315,476
	SIARP	13.21	$1,379,382

Robert B. Foreman	TMP	10.65	$8,039,277
	IARP	10.65	$263,703
	SIARP	10.65	$687,268

Don L. Canterna	TMP	4.36	$1,309,517
	IARP	5.00	$112,879
	SIARP	0	$0

Kevin L. Lilly	TMP	4.00	$1,173,453
	IARP	0	$0
	SIARP	0	$0

(1)
The names of the pension plans are the SPX Corporation Supplemental Retirement Plan for Top Management (the "TMP"), the SPX Corporation Individual Account Retirement Plan (the "IARP") and the SPX Corporation Supplemental Individual Account Retirement Plan ("SIARP").

Upon designation by the Compensation Committee, named executive officers participate in the TMP. For those named executive officers who became participants in the TMP prior to August 24, 2005 (Messrs. Kearney, O'Leary and Foreman), the benefit formula is 60% of final average pensionable earnings (highest three of last ten calendar years of employment). This target benefit accrues ratably over a 15-year period with the officer receiving the maximum benefit after 15 years. A participant may retire as early as age 55, but benefits payable at early retirement are reduced 3% per year from age 60.

For those named executive officers who became participants in the TMP on or after August 24, 2005 (Messrs. Canterna and Lilly), the benefit formula is 50% of final average pensionable earnings (highest 3 of last 10 calendar years of employment). This target benefit accrues ratably over a 20-year period with the officer receiving the maximum benefit after 20 years. A participant may retire as early as age 55, but benefits payable at early retirement are reduced 4% per year from age 62.

For all participants in the TMP, the benefit vests after 5 years of service. Any payments made from the IARP and SIARP reduce amounts payable under the TMP.

The IARP is a tax-qualified cash-balance defined benefit pension plan covering certain salaried and hourly employees. Employees hired after December 31, 2000 are not eligible to participate in the IARP. The IARP provides participants an account balance credited with principal credits equal to 4% of pensionable earnings up to the Social Security Wage Base and 8% of pensionable earnings over the Social Security Wage Base. The IARP benefit vests after 3 years of service. Mr. Canterna participated in the United Dominion Industries, Inc. Retirement Plan, a qualified defined benefit pension plan which was merged into the IARP effective December 31, 2001. Mr. Canterna's benefit under the IARP is based on his years of credited service as of January 1, 2002 and his final average earnings.

  The SIARP is a nonqualified defined benefit plan that provides benefits in excess of the limitation on benefits imposed by the Internal Revenue Code for certain IARP participants. The SIARP provides a benefit equal to the difference between (i) the amount of IARP benefit to which the participant would have been entitled if such benefit were computed without giving effect to the limitations under the Internal Revenue Code less (ii) the amount of the IARP benefit actually payable to the participant.

  Participants in the TMP and SIARP may elect to receive their benefits in a lump sum or annuity form of payment. Participants in the IARP (other than Mr. Canterna) may elect to receive their benefits in a lump sum or annuity form of payment. Mr. Canterna may elect to receive his IARP benefit in an annuity form of payment.

  In general, "pensionable earnings" for purposes of the TMP and SIARP is the amount reported as wages on a participant's Form W-2 and paid prior to termination of employment, (A) increased by (i) amounts contributed by the participant to the 401(k) Plan, SRSP and the SPX Corporation Flexible Spending Account Plans, and (ii) vacation and holiday pay (but not severance pay) paid after termination of employment; and (B) decreased by (i) reimbursements or other expense allowances, (ii) fringe benefits (cash and non-cash), (iii) moving expenses, (iv) welfare benefits, (v) deferred compensation, (vi) the value of restricted shares and other equity grants, (vii) severance pay paid after termination of employment, and (viii) employer-provided automobiles, mileage reimbursements and car allowances for which no documentation is required, hiring bonuses or other special payments, taxable and non-taxable tuition reimbursements, the taxable value of physical examinations and group term life insurance coverage in excess of $50,000, and other similar amounts not paid in cash which are required to be included in taxable income under the Internal Revenue Code.

(2)
The Present Value of Accumulated Benefit assumes a weighted average discount rate of 5.51% at December 31, 2009 and that payments commence at an unreduced retirement age of 60 years old (62 years old for Messrs. Canterna and Lilly). All other assumptions and methods are consistent with those used for financial reporting (e.g., mortality table and form of payments), except that there has been no consideration of future pay.

 Nonqualified Deferred Compensation in 2009

        This table sets forth information relating to the SRSP. Named executive officers and other senior-level management are eligible to participate in the SRSP, a nonqualified deferred compensation plan that allows them to make pre-tax deferrals in excess of those permitted by the 401(k) Plan. Named executive officers may defer up to 50% of their base compensation (excluding bonuses) and up to 100% of their annual bonuses into the SRSP. Both base compensation and bonus deferral elections are made at least six months prior to the beginning of the year to which they relate.

        A company match is made to the SRSP after the maximum company match has been made under the 401(k) Plan and is allocated to the fund(s) as selected by the participant. The maximum match available between both the SRSP and 401(k) Plan is 5% of eligible compensation, provided that total contributions in both plans combined are equal to, or greater than, 6% of eligible compensation.

        In general, "eligible compensation" for purposes of the SRSP is the amount reported as wages on a participant's Form W-2, (A) increased by (i) amounts contributed by the participant to the 401(k) Plan and the SPX Corporation Flexible Spending Account Plans, and (ii) vacation and holiday pay paid after termination of employment; and (B) decreased by (i) reimbursements or other expense allowances, (ii) fringe benefits (cash and non-cash), (iii) moving expenses, (iv) welfare benefits (provided that short-term disability payments are included and long-term disability payments are excluded), (v) employer-provided automobiles, mileage reimbursements and car allowances for which no documentation is required, taxable and non-taxable tuition reimbursements and the taxable value of physical examinations and group term life insurance coverage in excess of $50,000, (vi) pay in lieu of notice, (vii) deferred compensation, (viii) the value of restricted shares and other equity grants, and (ix) severance pay paid after termination of employment.

        All matching contributions into the 401(k) Plan are invested initially in the SPX Common Stock Fund and are allocated in the form of units. The units consist primarily of SPX common stock, with a portion of the fund in cash, for purposes of administrative convenience. All matching contributions into the SRSP are made in cash and invested according to the participant's elections. All participant and matching contributions vest immediately. There is no minimum holding period. The SRSP is unfunded and earnings are credited on account balances based on participant direction within the same investment choices available in the 401(k) Plan, except that the SPX Company Stock Fund and a stable value fund are not available under the SRSP. All returns in the SRSP and the 401(k) Plan are at market rates. In-service distributions are not allowed under the SRSP. SRSP participants elect the form and timing of payment of their SRSP deferral account prior to the year in which it is deferred. All amounts deferred under the SRSP after 2009 will be paid in a lump sum payment six months following termination of employment. Participants may elect to receive their pre-2009 accounts in a lump sum, annual installments (two to ten years) or monthly installments (up to 120 months) upon separation from service, on a date that is a specified number of months after retirement or separation from service, or on a specified date following separation from service (no later than attainment of age 70 1/2).

        There were no withdrawals or distributions from nonqualified plans in 2009.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Balance at Last FYE ($) (4)

Christopher J. Kearney	$739,500	$176,750	$708,358	$4,300,938

Patrick J. O'Leary	$219,225	$114,500	$1,468,060	$5,623,954

Robert B. Foreman	$346,000	$96,500	$395,780	$2,024,601

Don L. Canterna	$0	$0	$63	$21,582

Kevin L. Lilly	$245,808	$44,236	$86,939	$712,174

(1)
Contributions to the SRSP consisted of the following amounts reported in the Summary Compensation Table:

Name	2009 Salary	2008 Non-Equity Incentive Plan Compensation

Mr. Kearney	$193,500	$546,000

Mr. O'Leary	$54,600	$164,625

Mr. Foreman	$128,500	$217,500

Mr. Canterna	$0	$0

Mr. Lilly	$21,808	$224,000

(2)
Represents matching amounts contributed by us to the SRSP. This amount has been included in the All Other Compensation column of the Summary Compensation Table.

(3)
Aggregate earnings under the SRSP are not above-market and, accordingly, are not included in the Summary Compensation Table.

(4)
In addition to the amounts in footnote (1), includes the following amounts of contributions to the SRSP reported as compensation in the Summary Compensation Table for the:

•
Year ended December 31, 2008: Mr. Kearney, $500,000; Mr. O'Leary, $402,500; Mr. Foreman, $119,000; Mr. Canterna, $0; and Mr. Lilly, $196,654.

•
Year ended December 31, 2007: Mr. Kearney, $373,689; Mr. O'Leary, $753,012; Mr. Foreman, $213,409; Mr. Canterna, $0; and Mr. Lilly, $143,181.

Potential Payments Upon Termination or Change-in-Control

        We have entered into agreements, including an employment agreement, a change-in-control agreement and stock plan award agreements, with each of our named executive officers, that will require us to provide compensation to them in the event of a termination of employment or a change in control of our company. The following tables set forth the expected benefit to be received by each named executive officer in the event of his termination resulting from various scenarios, assuming a termination date of December 31, 2009 and a stock price of $54.70, our closing stock price on December 31, 2009. The following tables should be read in connection with the Pension Benefits table, on p. 44. Assumptions and explanations of the numbers set forth in the tables below are set forth in the footnotes to, and in additional text following, the tables.

Christopher J. Kearney

	Voluntary Resignation or Involuntary Termination For Cause		Disability	Death Pre-retirement		Involuntary Without Cause /Voluntary Resignation for Good Reason		Termination Following Change in Control

Salary	$0		$0	$0		$2,100,000	(1)	$3,150,000	(2)

Bonus	$0		$0	$0		$5,460,000	(3)	$8,190,000	(4)

Value of Accelerated Equity (5)	$0		$11,669,370	$11,669,370		$11,669,370		$11,669,370

Retirement Plans (6)	$4,671,692	(6.a)	$0	$4,784,607	(6.b)	$15,101,344	(6.c)	$16,614,453	(6.d)

All Other Compensation (7)	$100,962		$11,715,715	$6,395,041		$803,891		$3,963,646

280G Tax Gross-Up	N/A		N/A	N/A		N/A		$16,650,709	(8)

TOTAL	$4,772,654		$23,385,085	$22,849,018		$35,134,605		$60,238,178

Patrick J. O'Leary

	Voluntary Resignation or Involuntary Termination For Cause		Disability	Death Pre-retirement		Involuntary Without Cause /Voluntary Resignation for Good Reason		Termination Following Change in Control

Salary	$0		$0	$0		$1,690,000	(1)	$2,535,000	(2)

Bonus	$0		$0	$0		$3,380,000	(3)	$5,070,000	(4)

Value of Accelerated Equity (5)	$0		$4,084,285	$4,084,285		$4,084,285		$4,084,285

Retirement Plans (6)	$2,781,781	(6.a)	$0	$6,090,121	(6.b)	$7,432,455	(6.c)	$11,889,820	(6.d)

All Other Compensation (7)	$81,250		$9,331,128	$5,640,564		$289,220		$3,471,271

280G Tax Gross-Up	N/A		N/A	N/A		N/A		$0	(8)

TOTAL	$2,863,031		$13,415,413	$15,814,970		$16,875,960		$27,050,376

Robert B. Foreman

	Voluntary Resignation or Involuntary Termination For Cause		Disability	Death Pre-retirement		Involuntary Without Cause /Voluntary Resignation for Good Reason		Termination Following Change in Control

Salary	$0		$0	$0		$1,450,000	(1)	$2,175,000	(2)

Bonus	$0		$0	$0		$2,900,000	(3)	$4,350,000	(4)

Value of Accelerated Equity (5)	$0		$4,084,285	$4,084,285		$4,084,285		$4,084,285

Retirement Plans (6)	$2,053,543	(6.a)	$0	$2,313,237	(6.b)	$7,473,400	(6.c)	$10,030,834	(6.d)

All Other Compensation (7)	$69,712		$8,028,292	$5,198,919		$297,820		$3,648,049

280G Tax Gross-Up	N/A		N/A	N/A		N/A		$9,156,412	(8)

TOTAL	$2,123,255		$12,112,577	$11,596,441		$16,205,505		$33,444,580

(1)
Two times annual salary at time of termination.

(2)
Greater of three times annual salary immediately prior to change in control or time of termination.

(3)
Greater of two times actual bonus for prior year, or average for the three prior years, plus the amount, if any, by which the bonus that would have been paid for the bonus plan year in which such termination occurs, based on the performance level actually attained, exceeds actual bonus for the prior year or the average for the three prior years.

(4)
Greater of three times highest earned bonus amount for three years prior to termination year or target or earned bonus for the termination year.

(5)
Value of immediate vesting in all unvested restricted stock and performance shares. See "Assumptions and Explanations of Numbers in Tables—Vesting of Restricted Stock," beginning on p. 55, for more information.

(6)
Estimated increase in pension value from the total amount set forth in the Pension Benefits table, on p. 44, resulting from:

6.a—the benefit becoming payable at age 55, rather than age 60.

6.b—the benefit being paid in a lump sum immediately, rather than being paid in the form elected at age 60.

6.c—credit for two additional years of age and service, and the benefit becoming payable at age 55, rather than age 60.

6.d—credit for three additional years of age and service, and the benefit being immediately payable as a lump sum, rather than being paid in the form elected at age 60, and the application of an alternative definition of final average pay.

(7)
Does not include 280G tax gross-up. Includes:

•
Relocation loan forgiveness:  In the event of permanent disability, death or a change in control, a $1,500,000 loan made by us to the named executive officer in connection with his relocation to Charlotte would be forgiven and he would receive gross-ups for federal and state tax liabilities in the amount of $1,070,254. The terms and circumstances of this loan are described more fully under "Compensation Discussion and Analysis—2009 Compensation—Other Benefits and Perquisites," beginning on p. 33.

  •
  Accrued vacation time:  Salary for five weeks of accrued vacation time, for each termination scenario, for each of Messrs. Kearney, O'Leary, and Foreman, in the amount of $100,962, $81,250, and $69,712, respectively.

  •
  Life insurance:  Values for life insurance in an amount equal to, in the case of:

  •
  Termination following a change in control, two times annual salary at the time of termination for three years, and an amount equal to the annual salary for the remainder of his life, with a present value estimated, for each of Messrs. Kearney, O'Leary, and Foreman, in the amount of $513,114, $373,406, and $319,002, respectively;

  •
  Disability, two times annual salary at the time of termination to age 65, with a present value estimated, for each of Messrs. Kearney, O'Leary, and Foreman, in the amount of $173,279, $140,529, and $120,308, respectively; and

  •
  Involuntary termination without cause or voluntary termination for good reason, two times annual salary for two years, with a present value estimated, for each of Messrs. Kearney, O'Leary, and Foreman, in the amount of $25,639, $16,205, and $13,873, respectively.

  •
  Disability payments:  In the case of termination due to disability, for:

  •
  Mr. Kearney: $8,871,221, in disability payments, representing the present value of an annual payment of $1,209,000 from the Executive Long Term Disability Plan until age 65. This value does not reflect estimated annual payments of $120,000 from our Group LTD Plan or exclude other income offsets. The estimated present value of the retirement plan benefit is correspondingly reduced by $6,224,705 due to the benefit being payable at age 65 rather than age 60;

  •
  Mr. O'Leary: $6,539,095, in disability payments, representing the present value of an annual payment of $774,000 from the Executive Long Term Disability Plan until age 65. This value does not reflect estimated annual payments of $120,000 from our Group LTD Plan or exclude other income offsets. The estimated present value of the retirement plan benefit is correspondingly reduced by $4,352,060 due to the benefit being payable at age 65 rather than age 60; and

  •
  Mr. Foreman: $5,268,019, in disability payments, representing the present value of an annual payment of $630,000 from the Executive Long Term Disability Plan until age 65. This value does not reflect estimated annual payments of $120,000 from our Group LTD Plan or exclude other income offsets. The estimated present value of the retirement plan benefit is correspondingly reduced by $2,608,914 due to the benefit being payable at age 65 rather than age 60.

  •
  Death benefit:  In the case of death, the named executive officer's estate would receive proceeds from the Key Manager Life Insurance program of, for:

  •
  Mr. Kearney: $3,723,826, an amount equal to the sum of two times his annual salary (less $50,000 in insurance from the company's group life insurance plan maintained for other SPX employees), in the amount of $2,050,000 and gross-ups for federal and other tax liabilities in the amount of $1,673,826;

  •
  Mr. O'Leary: $2,989,060, an amount equal to the sum of two times his annual salary (less $50,000 in insurance from the company's group life insurance plan maintained for other SPX employees), in the amount of $1,640,000, and gross-ups for federal and other tax liabilities in the amount of $1,349,060; and

  •
  Mr. Foreman: $2,558,954, an amount equal to the sum of two times his annual salary (less $50,000 in insurance from the company's group life insurance plan maintained for other

      SPX employees), in the amount of $1,400,000, and gross-ups for federal and other tax liabilities in the amount of $1,158,954.

  •
  Post-Retirement Health:  In the event of termination following (i) a change in control, or (ii) involuntary termination without cause or voluntary termination for good reason, Mr. Kearney would be entitled to $361,023 or $381,761 in post-retirement health benefits, respectively. Mr. O'Leary would be entitled to $183,715 following a change in control only. Mr. Foreman would be entitled to $392,729 following a change in control only.

  •
  Additional Benefits:

  •
  Car Allowance, in the case of termination following a change in control, in the amount of $42,000, and in the case of involuntary termination without cause or voluntary termination for good reason in the amount of $28,000.

  •
  Financial planning services:

  •
  in the case of involuntary termination without cause or voluntary termination for good reason,

        Mr. Kearney: $137,080, an amount equal to a benefit of $80,000 and gross-ups for federal and other tax liabilities in the amount of $57,080.

        Messrs. O'Leary and Foreman: $68,540 each, an amount equal to a benefit of $40,000 and gross-ups for federal and other tax liabilities in the amount of $28,540.

      •
      in the case of termination following a change in control,

        Mr. Kearney: $205,620, an amount equal to a benefit of $120,000 and gross-ups for federal and other tax liabilities in the amount of $85,620.

        Messrs. O'Leary and Foreman: $102,810 each, an amount equal to a benefit of $60,000 and gross-ups for federal and other tax liabilities in the amount of $42,810.

    •
    Country club dues:

    •
    in the case of involuntary termination without cause or voluntary termination for good reason in the amount of $47,978, $23,989 and $23,989 including gross-ups for federal and other tax liabilities for Messrs. Kearney, O'Leary and Foreman, respectively.

    •
    in the case of termination following a change in control in the amount of $71,967, $35,984 and $35,984 including gross-ups for federal and other tax liabilities for Messrs. Kearney, O'Leary and Foreman, respectively.

    •
    Annual physicals in the case of termination following a change in control or involuntary termination without cause of voluntary termination for good reason.

    •
    In the case of involuntary termination without cause, voluntary termination for good reason, or termination following a change in control, outplacement assistance of $50,000.

    •
    Health and welfare insurance premiums:

    •
    in the case of involuntary without cause or voluntary termination for good reason, in the amount of $22,471, $11,235 and $33,706 for Messrs. Kearney, O'Leary and Foreman, respectively.

    •
    in the case of termination following a change in control, in the amount of $33,706, $16,853 and $50,559 for Messrs. Kearney, O'Leary and Foreman, respectively.

(8)
Estimated value of tax gross-up protection against potential excise tax liability associated with benefits determined to be excess parachute payments as defined by Sections 280G and 4999 of the Internal Revenue Code.

Don L. Canterna

	Voluntary Resignation or Involuntary Termination For Cause		Disability	Death Pre-retirement		Involuntary Without Cause /Voluntary Resignation for Good Reason		Termination Following Change in Control

Salary	$0		$0	$0		$525,000	(1)	$1,050,000	(2)

Bonus	$0		$0	$0		$603,109	(3)	$1,206,218	(4)

Value of Accelerated Equity (5)	$2,233,620	(5.a)	$2,233,620	$2,233,620		$2,233,620		$2,233,620
	$0	(5.b)

Retirement Plans (6)	$137,641	(6.a)	$0	$83,228	(6.b)	$728,455	(6.c)	$1,351,817	(6.d)

All Other Compensation (7)	$501,895	(7.a)	$1,489,451	$1,892,591		$604,126		$671,791
	$50,481	(7.b)

280G Tax Gross-Up	N/A		N/A	N/A		N/A		$2,174,088	(8)

TOTAL	$2,873,156	(5.a)	$3,723,071	$4,209,439		$4,694,310		$8,687,534
	$188,122	(5.b)

Kevin L. Lilly

	Voluntary Resignation or Involuntary Termination For Cause		Disability	Death Pre-retirement	Involuntary Without Cause /Voluntary Resignation for Good Reason		Termination Following Change in Control

Salary	$0		$0	$0	$450,000	(1)	$900,000	(2)

Bonus	$0		$0	$0	$680,000	(3)	$1,360,000	(4)

Value of Accelerated Equity (5)	$2,233,620	(5.a)	$2,233,620	$2,233,620	$2,233,620		$2,233,620
	$0	(5.b)

Retirement Plans (6)	$198,612	(6.a)	$0	$198,612	$737,302	(6.c)	$1,276,321	(6.d)

All Other Compensation (7)	$267,272	(7.a)	$1,574,973	$1,616,563	$382,171		$462,359
	$43,269	(7.b)

280G Tax Gross-Up	$0		$0	$0	$0		$2,523,062	(8)

TOTAL	$2,699,504	(5.a)	$3,808,593	$4,048,795	$4,483,093		$8,755,362
	$241,881	(5.b)

(1)
One times annual salary at time of termination.

(2)
Greater of two times annual salary just prior to change in control or time of termination.

(3)
Greater of one times actual bonus for prior year or average for the three prior years, plus the amount, if any, by which the bonus that would have been paid for the bonus plan year in which such termination occurs, based on the performance level actually attained, exceeds actual bonus for the prior year or the average for the three prior years.

(4)
Greater of two times highest earned bonus amount for three years prior to termination year or target or earned bonus for the termination year.

(5)
Value of vesting in all unvested restricted stock. Each of Mr. Canterna and Mr. Lilly is retirement eligible. Awards prior to 2009 are eligible for accelerated vesting of equity in the case of retirement, termination by SPX without good cause, and voluntary termination by the executive for reason. This table assumes retirement treatment for retirement eligible executive officers who voluntarily resign. Stock granted beginning in 2009 remains subject to the original performance requirements for retirement eligible executive officers who voluntarily resign. Retirement eligibility requires that the named executive officer has reached the age of 55 and has five years of credited service, at least three of which must be with SPX. In the table above, 5.a discloses the amount the officers would receive in the case of a voluntary termination, and 5.b discloses the amounts that the officers would receive for involuntary for cause termination.

  The values in the table assume that all applicable performance vesting requirements will be met. $957,250 of the value of the above stock is subject to performance vesting requirements for each of Mr. Canterna and Mr. Lilly in the cases of retirement, termination by SPX without cause, and voluntary termination by the executive for good reason.

(6)
Estimated increase in pension value from the total amount set forth in the Pension Benefits table, on p. 44, resulting from:

6.a—the benefit becoming payable immediately, rather than age 62.

6.b—the benefit being paid in a lump sum immediately, rather than being paid in the form elected at age 62.

6.c—credit for one additional year of age and service, and the benefit becoming payable immediately, rather than age 62.

6.d—credit for two additional years of age and service, and the benefit being immediately payable as a lump sum, rather than being paid in the form elected at age 62, and the application of an alternative definition of final average pay.

(7)
Does not include 280G tax gross-up. Includes:

•
Accrued vacation time:  Salary for five weeks of accrued vacation time, for each termination scenario, for each of Messrs. Canterna and Lilly, in the amount of $50,481 and $43,269, respectively.

•
Life insurance:  Values for life insurance in an amount equal to, in the case of:

•
Involuntary termination without cause or voluntary termination for good reason, two times annual salary at the time of termination for one year, and an amount equal to the annual salary for the remainder of his life with an estimated present value, for each of Messrs. Canterna and Lilly, in the amount of $304,577 and $227,491, respectively.

•
Termination following a change in control, two times annual salary at the time of termination for two years, and an amount equal to the annual salary for the remainder of his life, with an estimated present value of, for each of Messrs. Canterna and Lilly, in the amount of $310,954, and $231,269, respectively.

•
7.a—Voluntary resignation (retirement) an amount equal to annual salary for the remainder of his life with an estimated present value of, for Messrs. Canterna and Lilly, $298,667 and $224,003, respectively. As of December 31, 2009, Messrs. Canterna and Lilly qualify for this benefit because each would have met the age and service requirements (see footnote 5) to receive retirement treatment upon termination, provided the Board of Directors grants continuation.

•
7.b—Involuntary for cause termination.

•
Disability, an amount equal to $66,825 for Mr. Canterna and $69,896 for Mr. Lilly.

•
Disability payments:  In the case of termination due to disability, for:

•
Mr. Canterna: $1,372,145, in disability payments, representing the present value of an annual payment of $327,000 from the Executive Long Term Disability Plan until age 65.

      This value does not reflect estimated annual payments of $120,000 from the company's Group LTD Plan or exclude other income offsets. The value of the retirement plan benefits is correspondingly reduced by $276,268 due to the benefit being payable at age 65 rather than age 60; and

    •
    Mr. Lilly: $1,461,808, in disability payments, representing the present value of an annual payment of $246,000 from the Executive Long Term Disability Plan until age 65. This value does not reflect estimated annual payments of $120,000 from the company's Group LTD Plan or exclude other income offsets. The value of the retirement plan benefits is correspondingly reduced by $226,201 due to the benefit being payable at age 65 rather than age 60.

  •
  Death benefit:  In the case of death, the named executive officer's estate would receive life insurance proceeds of, for:

  •
  Mr. Canterna: $1,842,110, an amount equal to the sum of two times his annual salary (less $50,000 in insurance from the company's group life insurance plan maintained for other SPX employees), in the amount of $1,000,000, and gross-ups for federal and other tax liabilities in the amount of $842,110; and

  •
  Mr. Lilly: $1,573,294, an amount equal to the sum of two times his annual salary (less $50,000 in insurance from the company's group life insurance plan maintained for other SPX employees), in the amount of $850,000, and gross-ups for federal and other tax liabilities in the amount of $723,294.

  •
  In the case of involuntary termination without cause, voluntary termination for good reason, or termination following a change in control, outplacement assistance of $35,000.

  •
  Post-Retirement Health:  In the event of termination following a change in control or involuntary termination without cause or voluntary termination for good reason, $111,121 or $131,951 for Mr. Canterna in post-retirement health benefits, respectively. And in the case of voluntary resignation for Mr. Canterna, $152,747.

  •
  Health and welfare insurance premiums:

  •
  in the case of involuntary without cause or voluntary termination for good reason, $16,853 and $11,146 for Messrs. Canterna and Lilly, respectively, and

  •
  in the case of termination following a change in control in the amount of $33,706 and $22,292 for Messrs. Canterna and Lilly, respectively.

  •
  Additional Benefits:

  •
  Car Allowance, in the case of termination following a change in control, in the amount of $28,000, and in the case of involuntary termination without cause or voluntary termination for good reason in the amount of $14,000.

  •
  Financial planning services, in the case of termination following a change in control, $68,540, and in the case of involuntary termination without cause or voluntary termination for good reason, $34,270.

  •
  In addition to the above, in the case of involuntary termination without cause or voluntary termination for good reason or termination following a change in control, each of Messrs. Canterna and Lilly would receive an annual physical and country club dues.

(8)
Estimated value of tax gross-up protection against potential excise tax liability associated with benefits determined to be excess parachute payments as defined by Sections 280G and 4999 of the Internal Revenue Code.

Assumptions and Explanations of Numbers in Tables

        The Compensation Committee retains discretion to provide, and in the past has provided, additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

        All values above are present values. For all values other than 280G tax gross-ups, we calculated net present value using the discount rate at valuation for each plan as noted below. We calculated 280G tax gross-ups with discount rates equal to 120% of the Applicable Federal Rate as of December 31, 2009.

Confidentiality, Non-Competition and Non-Solicitation Agreements

        As a condition to each executive officer's entitlement to receive the base salary amounts and equity award acceleration referenced in the applicable tables, the executive is required to execute a waiver of claims against us and shall be bound by the terms of a non-competition and non-solicitation agreement which prohibits the executive from soliciting or diverting any customer, potential customer, employee or potential employee or competing with any of our businesses in which he has been employed for a period of two years from the date of termination.

Incremental Pension Amounts

        We report the liabilities and associated expense for the pension plans under FASB Accounting Standards Codification Topic 715, "Compensation/Retirement Benefits" ("Topic 715"). Generally, the assumptions and methods used for financial reporting were also used in determining the values in this disclosure (mortality, forms of payment, etc.).

Post-Retirement Health Care and Key Manager Life Insurance Benefits

        Because the benefits under these programs are self-insured, we calculate and maintain liabilities for these programs under appropriate accounting standards. We report the liabilities and associated expense for the pension plans under Topic 715. Generally, the assumptions and methods used for financial reporting were also used in determining the values in this disclosure (mortality, healthcare inflation, etc.).

Termination Provisions—Definitions of Cause and Good Reason

        The employment agreements for all named executive officers contain the following definitions of cause and good reason.

        "Good Reason" is defined as any of the following, if done without the named executive officer's consent: (1) assignment of duties that are inconsistent with the executive's position (except to the extent the company promotes the executive to a higher executive position); (2) changing the named executive officer's reporting relationship; (3) failing to pay any portion of the named executive officer's compensation within 10 days of the date such compensation is due; (4) requiring the executive to relocate more than 50 miles from our principal business office; or (5) failing to continue in effect any cash or stock-based incentive or bonus plan, pension plan, welfare benefit plan or other benefit plan, program or arrangement, unless the aggregate value of all such arrangements provided to the named executive officer after such discontinuance is not materially less than the aggregate value as of the effective date of the employment contract.

        "Cause" is defined as: (1) willful and continued failure to substantially perform duties as named executive officer (other than any such failure resulting from incapacity due to physical or mental illness) after written notice and at least 30 days to cure such alleged deficiencies; (2) willful misconduct, which is demonstrably and materially injurious to our company, monetarily or otherwise; or (3) egregious misconduct involving serious moral turpitude to the extent that the named executive officer's credibility and reputation no longer conform to the standard of senior executive officers of the company.

Payments upon a Termination in Connection with a Change in Control

        Named executive officers will be entitled to certain benefits as described in the applicable tables if they are terminated within 36 months following a change in control for a reason other than death, disability, retirement or termination for cause or if employment is terminated by the named executive officer other than for good reason. During the one-year period beginning 30 days after a change in control, any termination by the named executive officer will be deemed to be for good reason.

        For purposes of the change-in-control severance agreements, a change in control includes the acquisition by any person (or group of related persons) of 20% or more of the voting power of our securities (including in an exchange or tender offer), or approval by our stockholders of (1) liquidation of SPX, (2) the sale of all or substantially all of our assets, (3) a merger or consolidation (except where our stockholders prior to the time of merger or consolidation continue to hold at least 80% of the voting power of the new or surviving entity), or (4) a change in the majority of our Board of Directors within a two-year period without the approval of the incumbent board.

        For purposes of the change-in-control severance agreements, "cause" is defined as (1) willful and continued failure to substantially perform duties, (2) willfully engaging in conduct that is demonstrably and materially injurious to us, monetarily or otherwise, or (3) conviction of a felony that impairs the ability of the affected named executive officer to substantially perform his duties.

        For purposes of the change-in-control severance agreements, "good reason" is defined as (1) assignment by us of duties inconsistent with the named executive officer's duties, responsibilities and status as of the day prior to the change in control or a reduction or alteration in the nature or status of such responsibilities, (2) reduction in base salary or in the named executive officer's most recent annual target bonus opportunity, (3) a transfer to a location more than 250 miles from current location, (4) failure to continue applicable employee benefit plans, (5) failure to reinstate employment following a suspension of employment for disability, (6) termination, replacement or reassignment of 25% or more of our elected officers (other than because of death, disability, retirement, cause or voluntary resignation), (7) failure to obtain the agreement of a successor company to assume all obligations under the change-in-control severance agreements, or (8) a purported termination that is not in compliance with the terms of the agreement. In addition, during the one-year period beginning 30 days after a change in control, any termination by the named executive officer will be deemed to be for good reason.

        The column setting forth payments upon a change in control assumes that the named executive officer's employment was terminated following the change in control. Equity of all employees, including named executive officers, will fully vest following a change in control, regardless of subsequent termination of employment.

Tax Gross-up on Benefits and Perquisites

        The calculation of the tax gross-up on benefits and perquisites in the applicable tables is based upon the maximum federal tax rate of 35%, the maximum marginal state tax rate and a Medicare tax rate of 1.45%.

280G Tax Gross-up

        We have agreed to reimburse executive officers for all excise taxes imposed under Section 280G and any income and excise taxes that are payable as a result of any reimbursements for Section 280G excise taxes. The total 280G tax gross-up amount in the applicable tables assumes that the executive officer is entitled to a full reimbursement by us of (1) any excise taxes imposed as a result of the change in control, (2) any income and excise taxes imposed as a result of our reimbursement of the excise tax amount and (3) any additional income and excise taxes imposed as a result of our reimbursement for any excise or income taxes. The calculation of the 280G gross-up amount in the above tables is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and the maximum applicable state income tax rate. For purposes of the 280G calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a noncompetition agreement. The calculation of the 280G tax gross-up assumes that amounts will be payable to the executive officer for any excise tax incurred regardless of whether the executive officer's employment is terminated. However, the amount of the 280G tax gross-up will change based upon whether the executive officer's employment with us is terminated because the amount of compensation subject to Section 280G will change.

Vesting of Restricted Stock

        Awards of restricted stock to named executive officers prior to 2009 are eligible for accelerated vesting of restricted stock in the case of retirement, termination by SPX without cause, and voluntary termination by the executive for good reason. The equity values assume retirement treatment for retirement eligible executive officers who voluntarily resign. Stock granted beginning in 2009 remains subject to the original performance requirements for retirement eligible executive officers who voluntarily resign. Retirement eligibility requires that the named executive officer has reached the age of 55 and has five years of credited service, at least three of which must be with SPX.

        Only Mr. Canterna and Mr. Lilly would have met these requirements as of the assumed termination date of December 31, 2009 and, accordingly, the applicable tables include the value of accelerated vesting of equity only for Mr. Canterna and Mr. Lilly. Assuming that the other executives were retirement eligible, the value of their stock would be as set forth below assuming retirement treatment. The first column shows the total value of stock subject to vesting and the second column shows the amount of the total value of stock subject to vesting that is subject to performance requirements in the case of retirement, as well as termination by SPX without cause, and voluntary termination by the executive for good reason:

Mr. Kearney	$11,669,370	$4,932,000
Mr. O'Leary	$4,084,285	$1,723,050
Mr. Foreman	$4,084,285	$1,723,050

Risk Analysis

        SPX monitors and reviews its compensation programs. Risk management is an integral part of the program design and review.

        The primary incentive compensation arrangements, one or both of which apply to the majority of salaried and professional personnel worldwide, are the SPX stock compensation plan and the SPX bonus plans. These plans cover the employees we believe would be most likely to be in a position to create a material risk to our company.

        The stock compensation awards inherently limit certain risks because of their longer term focus. They vest, or not, over a three-year period and include annual and cumulative performance requirements (see "Compensation Discussion and Analysis—2009 Compensation—Equity-Based Awards," beginning on p. 31). The stock award agreements also provide for forfeiture upon termination due to reasons other than death, disability or retirement, and preserve for the company broad rights and discretion in the administration of the stock compensation plan.

        The SPX bonus plans are capped at specified maximum percentages, which limits incentives to undertake excessive risk. In addition, the SPX bonus plans are annual plans, allowing the company to continually monitor and refine its plans to, among other things, balance risks and incentives. The executive and management bonus plans also have forfeiture provisions relating to any fraud, manipulation or negligence in connection with computation of performance measures or payments under the plans.

        No single SPX business unit carries a significant portion of the company's risk profile, or has compensation structured significantly differently than other units within the company, regardless of relative business unit profitability or compensation expense as a percentage of revenues.

        In addition to the structure of the plans, we mitigate any risk that may be generated by compensation plans through management oversight, compliance training and enforcement, and audits.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2009 about SPX common stock that may be issued upon the exercise of options and rights under all our existing equity compensation plans. Stockholder approved plans include the 2002 Stock Compensation Plan (and its predecessor plan, the 1992 Stock Compensation Plan), the 1997 Non-Employee Directors' Compensation Plan and the 2006 Non-Employee Directors' Stock Incentive Plan. Plans and arrangements not approved by stockholders include stock option awards made to certain current and former members of SPX senior-level management and consultants. These individual option arrangements are described below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by stockholders	1,595,671	(1)	$55.34	5,607,934	(3)

Equity compensation plans not approved by stockholders	109,500		$92.10	—

Total (4)	1,705,171	(1)	$59.91	5,607,934

(1)
Includes 826,102 shares issuable pursuant to restricted stock units.

(2)
Excludes restricted stock units.

(3)
All these shares were available for issuance under the 2002 Stock Compensation Plan and 2006 Non-Employee Directors' Stock Incentive Plan and no shares were available for issuance under the 1997 Non-Employee Directors' Compensation Plan. Excludes 608,674 shares of unvested restricted stock granted under the 2002 Stock Compensation Plan. If these shares do not vest, they will no longer constitute shares outstanding and will be available for future issuance under the terms of the plan.

(4)
Excludes 2,392 shares of our stock subject to options outstanding pursuant to option plans of United Dominion Industries Limited, or UDI, which we assumed in connection with our 2001 acquisition of UDI. These options have a weighted-average exercise price of $39.77 per share.

Individual Option Arrangements

        From time to time we have entered into agreements with certain of our senior-level management for the grant of stock options outside of our 2002 Stock Compensation Plan (or its predecessor plan, the 1992 Stock Compensation Plan). The shares represented by these agreements are included in the table above under the caption "Equity compensation plans not approved by stockholders." The following material terms apply to each of the agreements with SPX employees listed below:

  •
  The options may be exercised by any combination of payment in cash and/or by delivery of previously owned SPX shares.

  •
  The options are restricted as to transferability and have accelerated vesting upon a change in control, death or disability.

  •
  The options provide for the grant upon exercise of replacement options (which replace shares surrendered in payment of the exercise price and withholding tax obligations).

  •
  The expiration of these options is accelerated upon death, disability or termination of employment.

        On May 4, 2001, we granted Stern Stewart & Co., a consultant to SPX, an option to purchase 130,000 shares at $92.10; the option vested on May 4, 2003 and expires on May 3, 2011. The option agreement provides that the exercise price may be paid in cash or, alternatively, Stern Stewart may effect a cashless exercise. The option is restricted as to transferability. In 2005, Stern Stewart reallocated 45,500 options to G. Bennett Stewart, 79,300 options to Joel M. Stern, and 5,200 options to David M. Glassman, each an employee of Stern Stewart. Upon a change in control (as defined in the option agreements), Stern Stewart may, in lieu of exercising the options, elect to receive cash consideration of $800,000 for the option (or such pro rata portion if this election is made with respect to fewer than all the shares underlying the option).

AUDIT COMMITTEE REPORT

        The Audit Committee of the SPX Board of Directors is composed of four directors who are independent, as defined under SEC rules and the listing standards of the NYSE. The Audit Committee reviews SPX's financial reporting process on behalf of the Board of Directors and is responsible for ensuring the integrity of the financial information reported by SPX.

        Management is responsible for SPX's financial reporting process, including its systems of internal and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. SPX's independent public accountants, who are appointed by the Committee, are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent public accountants included in their report on SPX's financial statements.

        In this context, we have met and held discussions with management and Deloitte & Touche LLP, SPX's independent public accountants. Management represented to us that SPX's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and we have reviewed and discussed the financial statements with management and the independent public accountants. We discussed with the independent public accountants matters required to be discussed by the Standards of the Public Company Accounting Oversight Board for communication with audit committees, under which Deloitte & Touche LLP must provide us with additional information regarding the scope and results of its audit of SPX's financial statements.

        In addition, we have discussed with Deloitte & Touche LLP its independence from SPX and SPX management, including matters in the written disclosures required by the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.

        We discussed with SPX's internal auditors and independent public accountants the overall scope and plans for their respective audits. We met with the independent public accountants, with and without management present, to discuss the results of their examinations, the evaluations of SPX's internal controls, and the overall quality of SPX's financial reporting.

        In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in SPX's Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

        We have reviewed and discussed with management their assertion and opinion regarding internal controls included in the 2009 Annual Report on Form 10-K to stockholders as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management has confirmed to us that internal controls over financial reporting have been appropriately designed and are operating effectively to provide reasonable assurance regarding the reliability of financial reporting and the preparation of SPX's consolidated financial statements for external purposes in accordance with accounting principles generally accepted in the United States. We have also reviewed and discussed with Deloitte & Touche LLP their audit and opinion regarding SPX's internal controls as required by Section 404, which opinion is included in the 2009 Annual Report on Form 10-K.

Audit Committee:
Michael J. Mancuso, Chairman J. Kermit Campbell Emerson U. Fullwood Albert A. Koch

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        Deloitte & Touche LLP has been our independent public accountants since 2002. The Audit Committee has engaged Deloitte & Touche to perform reviews, in accordance with the Standards of the Public Company Accounting Oversight Board of our financial statements to be filed on Form 10-Q in 2010. Consistent with past practice, on February 16, 2010, the Audit Committee approved the engagement of Deloitte & Touche to perform the audit of the financial statements and internal control over financial reporting included in SPX's Annual Report on Form 10-K for the fiscal year ending December 31, 2010. Representatives of Deloitte & Touche will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

        During fiscal years 2008 and 2009, we retained our principal auditor, Deloitte & Touche, to perform services in the following categories and amounts:

	2008	2009
Audit Fees (1)	$14,308,000	$9,534,000
Audit-Related Fees (2)	$1,530,000	$80,000
Tax Fees (3)	$2,330,000	$2,038,000
All Other Fees	N/A	N/A

(1)
Fees for audit services billed or expected to be billed relate to (i) audit of the Company's annual financial statements and effectiveness of internal control over financial reporting, (ii) reviews of the Company's quarterly financial statements, (iii) statutory and regulatory audits and (iv) comfort letters, consents and other services related to SEC matters.

(2)
Fees for audit-related services include due diligence services in connection with acquisitions, other technical accounting assistance and attest or audit services that are not required.

(3)
Fees for tax services include $1,301,000 and $1,249,000 in 2008 and 2009, respectively, for tax compliance and preparation, including the preparation of original and amended tax returns, claims for refunds, and tax payment planning. We also incurred fees for tax consulting and advisory services and services related to acquisitions and divestitures of $1,029,000 in 2008 and $789,000 in 2009.

        Our Audit Committee has adopted a policy that requires all audit and non-audit services performed by Deloitte & Touche be pre-approved. The Audit Committee annually approves the fees and expenses for audit services performed by Deloitte & Touche, as well as for any regularly recurring non-audit services of the type covered by our annual engagement of Deloitte & Touche. In addition, our pre-approval policy requires pre-approval by the chairman of the Audit Committee of fees and expenses for other non-audit services that may arise during the year. The policy requires the chairman to report any non-audit services that he has pre-approved to the Audit Committee at each regularly scheduled meeting of the Committee. In no event may Deloitte & Touche perform any of the following services for us: (1) bookkeeping or other services related to our accounting records or financial statements; (2) financial information systems design and implementation; (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (4) actuarial services; (5) internal audit outsourcing services; (6) management functions or human resources services; (7) broker-dealer, investment advisor or investment banking services; (8) legal services; or (9) expert services. The Audit Committee regularly considers whether specific projects or expenditures could potentially affect Deloitte & Touche's independence.

        Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte & Touche LLP as our independent public accountants. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders' rejection and reconsider the appointment.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
  FOR RATIFICATION OF
  THE APPOINTMENT OF DELOITTE & TOUCHE LLP
  AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2010

 ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, without exhibits, is enclosed with this Proxy Statement. You may obtain a copy of the exhibits described in the Form 10-K for a fee upon request. Please contact Jennifer Epstein, Director, Corporate Communications and Public Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277.

<STOCK#> NNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 NNNNNNN MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C123456789 C 1234567890 J N T 0 2 4 8 5 9 1 1234 5678 9012 345 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 015PDA 2 1 C M + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR both nominees listed and FOR Proposal 2. 01 - J. Michael Fitzpatrick 02 - Albert A. Koch 1. Election of Directors: For Against Abstain For Against Abstain Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. 2. To ratify the appointment of Deloitte & Touche LLP as our independent public accountants for 2010. 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. For Against Abstain IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1] Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 6, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/SPW • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 6, 2010 Charlotte, North Carolina This Proxy is Solicited on Behalf of the Board of Directors The undersigned stockholder of SPX Corporation, a Delaware corporation, hereby appoints Christopher J. Kearney and Patrick J. O’Leary, or either one of them, with full power of substitution, to act as his or her agents and proxies at the Annual Meeting of Stockholders of SPX Corporation to be held in Charlotte, North Carolina on May 6, 2010 at 8:00 a.m. (Eastern Time) with authority to vote at said meeting, and adjournments thereof, as indicated below, all shares of stock of the company standing in the name of the undersigned on the books of the company. This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1 and 2. PLEASE VOTE, DATE, AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Proxy — SPX Corporation Dear Stockholder: The Annual Meeting of Stockholders of SPX Corporation will be held at 8:00 a.m. (Eastern Time) on Thursday, May 6, 2010 at our corporate headquarters, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, for the following purposes: 1. To elect two directors to the Board of Directors. 2. To ratify the appointment of Deloitte & Touche LLP as our independent public accountants for 2010. 3. To address such other business as may properly come before the meeting or any adjournment thereof. Only holders of Common Stock of SPX Corporation of record at the close of business on March 17, 2010 will be entitled to vote at the meeting or any adjournment thereof. To be sure that your vote is counted, we urge you to vote by telephone or by Internet. By giving your proxy, you do not affect your right to vote in person if you attend the meeting. Your prompt vote will aid the company in reducing the expense of additional proxy solicitation. For stockholders with common shares held in the company’s KSOP Trust: It is important to remember that your specific voting directions to the Trustee are strictly confidential and may not be divulged by the Trustee to anyone, including the company or any director, officer, employee or agent of the company. The Trustee will vote the shares being held by the Trust and not yet allocated to participants’ accounts in the same manner and proportion as the shares for which the Trustee has received timely voting instructions. Shares in participants’ accounts for which no timely voting instructions are received by the Trustee will be voted in the same manner. BY ORDER OF THE BOARD OF DIRECTORS KEVIN L. LILLY Senior Vice President, Secretary and General Counsel [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1]